                                                                    Exhibit 10.1

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                            STOCK PURCHASE AGREEMENT

                                  by and among

                               ANTEON CORPORATION,

                           VECTOR DATA SYSTEMS, INC.,

                  THE SHAREHOLDERS OF VECTOR DATA SYSTEMS, INC.

                               SIGNATORIES HERETO,

                                       and

                                 JOSEPH J. CANE,

                   individually and as Sellers' Representative

                       for all of the outstanding stock of

                            VECTOR DATA SYSTEMS, INC.

                              Dated August 29, 1997

================================================================================
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                                TABLE OF CONTENTS

                                                                    Page

ARTICLE I
      Purchase and Sale of Shares......................................1
      1.1      Purchase and Sale of Shares.............................1
      1.2      Payment of Purchase Price...............................2
      1.3      Delivery of Shares......................................2
      1.4      Closing; Closing Date...................................3
      1.5      Purchase Price Adjustment...............................3
      1.6      Determination and Payment of Contingent Consideration...4
      1.7      Escrow.................................................12
      1.8      Arbitration............................................13

ARTICLE II
      Representations and Warranties..................................13
      2.1      Representations and Warranties of the Sellers as to
               the Company............................................13
               (A)   Organization and Qualification of the Company....14
               (B)   Authority to Execute and Perform Agreement.......15
               (C)   Capital Stock....................................17
               (D)   Good Title to Shares.............................18
               (E)   Financial Statements.............................18
               (F)   Absence of Certain Changes or Events.............19
               (G)   Litigation and Liabilities.......................22
               (H)   Title to Properties; Absence of Liens, etc.......23
               (I)   Licenses and Registrations; Compliance with
                     Laws, etc........................................23
               (J)   Intangible Property..............................25
               (K)   Non-Contravention................................26
               (L)   Consent and Approvals............................28
               (M)   Employee Benefit Plans; ERISA....................28
               (N)   Insurance Policies...............................32
               (O)   Agreements.......................................33
               (P)   Validity of Agreements...........................35
               (Q)   Taxes............................................37
               (R)   Additional Representations.......................44
               (S)   Accounts and Notes Receivable....................46
               (T)   Potential Conflicts of Interest..................46
               (U)   Liabilities......................................47
               (V)   Real Property....................................48
               (W)   Labor Matters....................................49
      2.2      Representations and Warranties with Respect to the
               Purchaser..............................................49
               (A)   Organization of the Purchaser....................49
               (B)   Authority to Execute and Perform Agreement.......50
               (C)   Consents and Approvals...........................50
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                                                                    Page
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ARTICLE III
      Additional Agreements of the Parties............................51
      3.1      No Section 338 Election................................51
      3.2      Tax Return Filing......................................52
      3.3      Further Assurances.....................................52
      3.4      Access to Records......................................52
      3.5      Preservation of Records................................54
      3.6      Confidentiality........................................54
      3.7      Efforts; Consents......................................55
      3.8      Return of Information and Confidentiality..............55
      3.9      Ordinary Course of Business............................56
      3.10     Insurance Proceeds, Litigation Rights..................56
      3.11     Benefit Plans..........................................57
      3.12     Benefits Disclosure....................................57
      3.13     Employee Arrangements..................................58
      3.14     Preservation of Business...............................58
      3.15     Litigation.............................................59
      3.16     Agreements.............................................59
      3.17     Continued Effectiveness of Representations and
               Warranties.............................................59
      3.18     Satisfaction of Conditions Precedent...................60
      3.19     Exclusivity............................................60
      3.20     Certain Covenants of the Purchaser.....................61

ARTICLE IV
      Conditions to Closing...........................................64
      4.1      Conditions to Obligations of the Sellers...............64
               (A)   Regulatory Authorizations........................64
               (B)   Representations and Warranties; Covenants........64
               (C)   Certificate......................................64
               (D)   Opinion of Counsel to the Purchasers.............65
      4.2      Conditions to Obligation of the Purchaser..............65
               (A)   Regulatory and other Authorizations..............65
               (B)   Representations and Warranties; Covenants........65
               (C)   Governmental Permits and Approvals...............66
               (D)   Third Party Consents.............................66
               (E)   Opinion of Counsel to the Sellers and the
                     Company..........................................66
               (F)   Delivery of Stock Certificates...................67
               (G)   Working Capital..................................67
               (H)   Cash.............................................67
               (I)   Vector Data Systems (UK) Limited.................67
               (J)   Digital Healthcare Solutions, L.L.C..............67
               (K)   Non-Competition..................................68
               (L)   Certificate......................................68


                                      (ii)
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                                                                    Page
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ARTICLE V
      Fees Relating to this Transaction...............................69

ARTICLE VI
      Termination.....................................................70
      6.1      Termination............................................70
      6.2      Effect of Termination; Expenses........................71

ARTICLE VII
      Indemnification.................................................72
      7.1      Indemnification by the Sellers.........................72
      7.2      Indemnification by the Purchaser.......................73
      7.3      ERISA and Contract Supplemental Indemnification by
               Each Seller............................................73
      7.4      Survival of Representations and Warranties of the
               Sellers................................................75
      7.5      Certain Limitations on Indemnification Obligations.....76
      7.6      Defense of Claims......................................78
      7.7      Non-Third Party Claims.................................80
      7.8      Set-off Rights.........................................81

ARTICLE VIII

      Miscellaneous...................................................82
      8.1      Certain Definitions....................................82
      8.2      Sellers' Representative................................84
      8.3      Expenses...............................................85
      8.4      Waivers and Amendments; Non-Contractual Remedies;
               Preservation of Remedies...............................86
      8.5      Public Disclosure......................................87
      8.6      Mediation..............................................87
      8.7      Governing Law.  .......................................88
      8.8      Notices................................................89
      8.9      Section Headings.......................................90
      8.10     Counterparts...........................................90
      8.11     Assignments............................................90
      8.12     Entire Agreement, Enforceability and Miscellaneous.....91
      8.13     Construction of Agreement..............................91

Schedules

Schedule 1.2       Shareholders of the Company
Schedule 2.1(A)    Organization and Qualification of the Company
Schedule 2.1(C)    Shareholders of Subsidiaries
Schedule 2.1(F)    Absence of Certain Changes or Events


                                      (iii)
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Schedule 2.1(G) Litigation and Liabilities
Schedule 2.1(I) Compliance with Laws
Schedule 2.1(J) Intangible Property
Schedule 2.1(K) Non-Contravention
Schedule 2.1(L) Consents and Approvals
Schedule 2.1(M) Employee Benefit Plans; ERISA
Schedule 2.1(O) True Copies of Documents
Schedule 2.1(P) Agreements
Schedule 2.1(Q) Groups
Schedule 2.1(R) Additional Representation
Schedule 2.1(T) Potential Conflicts of Interest
Schedule 2.1(U) Liabilities
Schedule 2.1(V) Real Property


Exhibits

Exhibit I      Form of Escrow Agreement
Exhibit II     Form of Opinion of Counsel to the Purchaser
Exhibit III    Form of Opinion of Counsel to the Sellers and the Company
Exhibit IV     Form of Non-Compete and Non-Disclosure Agreement


                                      (iv)
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            STOCK PURCHASE AGREEMENT (this "Agreement"), dated August 29, 1997, by and among Anteon Corporation, a Virginia corporation (the "PURCHASER"), Vector Data Systems, Inc., a Virginia corporation (the "COMPANY"), each of the individuals designated on the signature pages hereof as a Seller (each a "SELLER" and collectively, the "SELLERS") and Joseph J. Cane, an individual who shall serve as the representative of the Sellers (the "Sellers' Representative").

                              W I T N E S S E T H :

            WHEREAS, the Sellers are the beneficial and record owners of all of the issued and outstanding shares of common stock, no par value (the "SHARES"), of the Company;

            WHEREAS, the Sellers desire to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares, all as more specifically provided herein;

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Shares

            1.1 Purchase and Sale of Shares. The Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell to the Purchaser, the Shares, for an aggregate consideration of (a) Nineteen Million Dollars ($19,000,000), subject to
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                                                                               2


adjustment as set forth in Section 1.5. (the "CLOSING PAYMENT"), plus (b) any sum or sums due hereunder pursuant to Section 1.6, subject to any right of set-off the Purchaser may have pursuant to Section 7.8 (the "Contingent Consideration") (the Closing Payment and the Contingent Consideration being hereinafter referred to collectively as the "Purchase Price").

            1.2 Payment of Purchase Price. The Purchase Price shall be paid by the Purchaser as follows:

                  (a) Subject to the terms of Section 1.5, at the Closing (as defined in Section 1.4), the Purchaser shall pay to the Sellers' Representative (as defined in Section 8.2), cash by wire transfer of federal funds to a bank and for an account to be designated by the Sellers' Representative in the amount of the Closing Payment ($350,000 of which will be paid pursuant to the terms of the Escrow Agreement (as defined in Section 1.7)), such amount to be allocated by the Sellers' Representative amongst the Sellers in accordance with their respective interests in the Shares, as set forth on Schedule 1.2.

                  (b) The Contingent Consideration to be paid pursuant to this Agreement, if any, shall be paid by Purchaser in accordance with the terms of
Section 1.6, subject to any set-off right the Purchaser may have pursuant to
Section 7.8, such amount to be allocated by the Sellers' Representative amongst the Sellers in accordance with their respective interests in the Shares, as set forth on Schedule 1.2.

            1.3 Delivery of Shares. At the Closing, each Seller shall deliver, or cause to be delivered, to the Purchaser stock certificates representing the number of
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                                                                               3


Shares set forth opposite such Seller's name on Schedule 1.2, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

            1.4 Closing; Closing Date. The closing of the sale and purchase of the Shares (the "CLOSING") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1615 L Street, NW, Washington, D.C. 20036-5694 at 10:00 A.M. local time on the Business Day next following the satisfaction (or appropriate waiver) of the conditions set forth in Article IV which the parties shall endeavor to cause to occur not later than the fifth Business Day following the date of the parties' execution of this Agreement, or at such other place or such other time or date as the Purchaser and the Sellers' Representative may mutually agree in writing. The time and date upon which the Closing occurs is herein called the "CLOSING DATE."

            1.5 Purchase Price Adjustment.

                  (a) Estimated Statement of Cash. The Sellers shall cause a statement of Cash (as defined in Section 8.1) (the "STATEMENT OF CASH") for the Company as of the Closing Date to be prepared and delivered to the Purchaser at Closing, which shall be the basis for determining the adjustment, if any, to the Closing Payment, as described in this Section 1.5. The Statement of Cash shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. If the amount of Cash as set forth on the Statement of Cash (the "CASH AMOUNT") is less than $2,000,000 and the Purchaser elects, in its sole discretion, to waive the condition set forth in Section 4.2(H), the Closing Payment shall be reduced by the amount by which the Cash Amount is less than $2,000,000; PROVIDED, HOWEVER, if the Seller reasonably demonstrates to the
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                                                                               4


Purchaser that it had Working Capital (as defined in Section 8.1) as of July 31, 1997 of not less than $3,000,000, then the amount set forth in Section 4.2(H) will be deemed to be $1,850,000 and not $2,000,000 and the Closing Payment shall be reduced by the amount by which the Cash Amount at Closing is less than $1,850,000.

                  (b) Vector Data Systems (UK) Limited. If at the Closing the Sellers fail to provide evidence satisfactory to the Purchaser demonstrating that the Company owns at least 80% of the issued and outstanding capital stock of Vector Data Systems (UK) Limited ("VDS (UK)"), and if the Purchaser elects, in its sole discretion, to waive the condition contained in Section 4.2(I), then the Closing Payment shall be reduced by $125,000. An opinion of leading United Kingdom solicitors to the effect that at least 80% of the issued and outstanding capital stock of VDS (UK) is owned by the Company shall be deemed satisfactory evidence.

            1.6 Determination and Payment of Contingent Consideration.

                  (a) For each of fiscal years 1998 (October 1, 1997 - September 30, 1998) and 1999 (October 1, 1998 - September 30, 1999), the Purchaser shall, at its sole cost and expense, cause KPMG Peat Marwick, LLP or another nationally recognized firm of independent public accountants (the "ACCOUNTANT") to deliver to the Purchaser and the Sellers' Representative a statement of Revenue (as defined in Section 8.1) and Gross Profit (as defined in Section 8.1) for the Company and VDS (UK) on a stand-alone basis in accordance with GAAP (in the case of VDS (UK), U.K. GAAP) applied on a consistent basis by not later than (i) January 30, 1999, in the case of fiscal year 1998 (the "1998 PERFORMANCE STATEMENT"), and (ii) January 30, 2000, in the case of fiscal year 1999 (the "1999
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                                                                               5


PERFORMANCE STATEMENT"). Concurrent with the delivery of the relevant Performance Statement, the Accountant shall certify to the Purchaser (and the Purchaser shall use its reasonable efforts to cause the Accountant to certify to the Sellers' Representative, if the Sellers' Representative executes and delivers on behalf of himself and the Sellers the Accountant's customary agreement for indemnification and release of liability (an "INDEMNIFICATION AGREEMENT") in a form acceptable to the Accountant) that the relevant Performance Statement was calculated in accordance with the provisions of this Agreement.

                  (b) The Sellers' Representative shall have reasonable access to all personnel of the Company and each Subsidiary (as defined in Section 2.1(A)) and shall have the right to review all books, accounting records and other materials of the Company and the Subsidiaries relevant to the preparation of the 1998 and 1999 Performance Statements that the Sellers' Representative reasonably requests. In addition, the Purchaser shall use its reasonable efforts to cause the Sellers' Representative, after execution and delivery of the Indemnification Agreement with respect to the applicable Performance Statement, to have reasonable access to all personnel of the Accountant involved in the preparation of such Performance Statements and to be permitted to review the Accountant's audit work papers with respect thereto. In the event that the Purchaser and/or the Sellers' Representative disagrees in any respect with either the 1998 or 1999 Performance Statement, the Sellers' Representative and/or the Purchaser shall deliver to the other, within forty-five (45) days after delivery by the Accountant of such Performance Statement, a written notice (the "SECTION 1.6 OBJECTION NOTICE") specifying the matters to which it objects and the basis for such disagreement (together with any authority or documentation supporting its position). Any Section 1.6 Objection Notice may include disagreements with respect to any adjustments in the calculation of Revenue and Gross Profit made pursuant to Section 3.20(A) of this Agreement, such disagreement to be resolved in accordance with the methodology provided in this Section 1.6 of this Agreement. The Purchaser and the Sellers' Representative shall thereupon endeavor in good faith to resolve any disagreement or dispute arising out of the Section 1.6 Objection Notice. In the event such parties do so, such parties shall promptly execute a document which sets forth the resolution of such disagreement or dispute.

                  (c) In the event that the Purchaser or the Sellers' Representative timely receives a Section 1.6 Objection Notice and the Sellers' Representative and the Purchaser are unable to resolve the disagreement specified in the Section 1.6 Objection Notice within ten (10) Business Days after receipt by the Purchaser thereof, the disagreement shall be submitted to a nationally recognized firm of independent public accountants (who shall not be the same accounting firm that certified the relevant Performance Statement) chosen by the Purchaser and the Sellers' Representative (the "SECTION 1.6 ACCOUNTANT"); PROVIDED that if the Purchaser and the Sellers' Representative are unable to agree on such accountants within fourteen (14) days following the end of such ten (10) Business Day period, then the Purchaser and the Sellers' Representative will within seven (7) days following the end of such fourteen
(14) day period thereof jointly request that the president of the American Arbitration Association select an accountant, such accountant to be associated with a nationally recognized accounting firm other than the Accountant (such AAA-appointed accountant to be deemed the Section 1.6 Accountant for purposes of this Agreement). Upon delivery to the Purchaser and the Sellers' Representative of a statement in writing setting forth the conclusion of the Section 1.6 Accountant's opinion of the disputed item or items and the effect of such conclusion on the relevant Performance Statement, such determination shall be final and binding upon the Purchaser and the Sellers without any further right of appeal.

                  (d) The Section 1.6 Accountant shall have reasonable access to all personnel of the Company and the Subsidiaries and shall have the right to review all books, accounting records and other materials pertaining to the relevant Performance Statement that the Section 1.6 Accountant shall request. The Section 1.6 Accountant shall render its determination on the disagreement submitted to it within sixty (60) days of submission of the disagreement by the Purchaser and the Sellers' Representative. The respective Performance Statement will be deemed to be final (the "FINAL 1998 PERFORMANCE STATEMENT," in the case of fiscal year 1998; and the "FINAL 1999 PERFORMANCE STATEMENT" in the case of fiscal year 1999) on and as of the first to occur of the following: (i) the expiration of the forty-five (45) day period referred to in Section 1.6(b) without the delivery of a Section 1.6 Objection Notice respecting the respective Performance Statement; (ii) the execution of a document, pursuant to Section 1.6(b), setting forth the resolution of any dispute set forth in any Section 1.6 Objection Notice respecting such Performance Statement by the Sellers' Representative and the Purchaser; and (iii) the date that the Section 1.6 Accountant delivers the relevant determination to the Purchaser pursuant to
Section 1.6(c); it
being understood that the Final 1998 Performance Statement and the Final 1999 Performance Statement shall mean a Performance Statement as modified by any such resolution or determination.

                  (e) Contingent Consideration A.

                      (i) If the amount of Revenue set forth on the Final 1998 Performance Statement is at least $49.4 million, then by not later than the fifth (5th) Business Day after the 1998 Performance Statement is deemed to be the Final 1998 Performance Statement, the Purchaser shall pay to the Sellers' Representative, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $250,000. If the amount of Gross Profit set forth on the Final 1998 Performance Statement is at least $8.9 million, then by not later than the fifth (5th) Business Day after the 1998 Performance Statement is deemed to be the Final 1998 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $500,000.

                     (ii) If the amount of Revenue set forth on the Final 1999 Performance Statement is at least $52.9 million, then by not later than the fifth (5th) Business Day after the 1999 Performance Statement is deemed to be the Final 1999 Performance Statement, the Purchaser shall pay to the Sellers' Representative , on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $250,000. If the amount of Gross Profit set forth on Final 1999 Performance Statement is at least $10.1 million, then by not later than the fifth (5th) Business Day after the 1999 Performance Statement is deemed to be the Final 1999 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $500,000.

                  (f) Contingent Consideration B. In addition to any amounts payable by the Purchaser to the Sellers pursuant to 1.6(e):

                      (i) If the amount of Revenue set forth on the Final 1998 Performance Statement is at least $59.2 million, then by not later than the fifth (5th) Business Day after the 1998 Performance Statement is deemed to be the Final 1998 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $500,000. If the amount of Gross Profit set forth on the Final 1998 Performance Statement is at least $10.6 million, then by not later than the fifth (5th) Business Day after the 1998 Performance Statement is deemed to be the Final 1998 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $1 million.

                     (ii) If the amount of Revenue set forth on the Final 1999 Performance Statement is at least $63.5 million, then by not later than the fifth (5th) Business Day after the 1999 Performance Statement is deemed to be the Final 1999 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $500,000. If the amount of Gross Profit set forth on the Final 1999 Performance Statement is at least $12.2 million, then by not later than the fifth (5th) Business Day after the 1999 Performance Statement is deemed to be the Final 1999 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $1 million.

                  (g) Contingent Consideration C. In addition to any amounts payable by the Purchaser to the Sellers' Representative pursuant to Sections 1.6(e) and/or (f):

                      (i) If the amount of Revenue set forth on the Final 1998 Performance Statement is at least $65.8 million, then by not later than the fifth (5th) Business Day after the 1998 Performance Statement is deemed to be the Final 1998 Performance Statement, the Purchaser shall pay to the Sellers' Representative , cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $250,000. If the amount of Gross Profit set forth on the Final 1998 Performance Statement is at least $11.8 million, then by not later than the fifth (5th) Business Day after the 1998 Performance Statement is deemed to be the Final 1998 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $500,000.

                     (ii) If the amount of Revenue set forth on the Final 1999 Performance Statement is at least $70.5 million, then by not later than the fifth (5th) Business Day after the 1999 Performance Statement is deemed to be the Final 1999 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $250,000. If the amount of Gross Profit set forth on the Final 1999 Performance Statement is at least $13.5 million, then by not later than the fifth (5th) Business Day after the 1999 Performance Statement is deemed to be the Final 1999 Performance Statement, the Purchaser shall pay to the Sellers' Representative, on behalf of the Sellers, cash by wire transfer of Federal funds to a bank and for an account to be designated by the Sellers' Representative, in the amount of $500,000.

                  (h) Fees and expenses, if any, of the Section 1.6 Accountant with respect to each Performance Statement (a) shall be paid by the Sellers if, notwithstanding any modifications made to the relevant Performance Statement by the Section 1.6 Accountant, the Sellers are not entitled to be paid any greater amount under Section 1.6 than they would have received if the disagreement with respect to such Performance Statement had not been submitted to the Section 1.6 Accountant and (b) shall be paid by the Purchaser if, as a result of modifications made to the relevant Performance Statement by the Section 1.6 Accountant, the Sellers are entitled to be paid a greater amount under Section
1.6 than they would have received if the disagreement with respect to such Performance Statement had not been submitted to the Section 1.6 Accountant.

                  (i) All sums payable to the Sellers' Representative pursuant to this Section 1.6, if any, shall be paid in cash by wire transfer of Federal funds to a bank and for an account designated by the Sellers' Representative within five Business Days following the date on which the Final 1998 Performance Statement or Final 1999 Performance Statement, as the case may be, is deemed final pursuant to the terms hereof and shall bear interest from and after the date due (including under the next succeeding sentence) until the date paid in full at a rate which is equal to the prime rate, as announced from time to time by Mellon Bank, N.A., on the basis of a 366-day year and actual days elapsed. Notwithstanding anything to the contrary set forth in this Section 1.6, any amount of Contingent Consideration that would be payable hereunder based upon the amount of Revenue and/or Gross Profit set forth in the relevant Performance Statement as delivered by the Accountant that are not subject to any objection set forth in a Section 1.6 Objection Notice shall be paid by the Purchaser to the Sellers' Representative within five (5) Business Days after the expiration of the forty-five (45) day period referred to in Section 1.6(b) in cash by wire transfer of Federal funds to a bank and for an account designated by the Sellers' Representative, and the balance of any amount that becomes payable by reason of the Performance Statement becoming final in accordance with Section 1.6(d) shall be paid in accordance with the immediately preceding sentence.

            1.7 Escrow. Upon execution of this Agreement, the Purchaser shall pay to Norwest Bank Minnesota, National Association, a national association organized and existing under the laws of the United States of America (the "ESCROW AGENT"), cash by wire transfer of Federal funds to a bank and for an account to be designated by the Escrow Agent, in the amount of $350,000, such amount to be held in an escrow account in accordance with the terms of an escrow agreement, substantially in the form of Exhibit I, among the Purchaser, the Escrow Agent, the Sellers' Representative and each of the Sellers (the "ESCROW AGREEMENT").

            1.8 Arbitration. The resolution of disputed items arising under Sections 1.5 or 1.6 shall be determined by arbitration in the Washington, D.C. metropolitan area (including Northern Virginia), in accordance with the applicable rules of the American Arbitration Association by a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing provisions of this
Section 1.8, if the parties select the Section 1.6 Accountant then such resolution shall not be conducted under the auspices of the American Arbitration Association unless the Sellers and the Purchasers otherwise agree in writing.

                                   ARTICLE II

                         Representations and Warranties

            2.1 Representations and Warranties of the Sellers as to the COMPANY. Each of the Sellers jointly and severally (except as to the matters set forth in Sections 2.1(B)(i), 2.1(D), 2.1(K)(i) and 2(T), as to which each of the Sellers makes such representations and warranties severally but not jointly) represents and warrants, and the Company represents and warrants (except as to the matters set forth in Sections 2.1(B)(i), 2.1(B)(iii), 2.1(D) and 2.1(K)(i), as to which no representation or warranty, is made by the Company), to the Purchaser that:

                  (A) Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). "COMPANY MATERIAL ADVERSE EFFECT", as used in this Agreement, shall mean any event, change or effect that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations, or prospects of the Company and its Subsidiaries taken as a whole. The copies of the Certificates of Incorporation and By-Laws of the Company and each of the Subsidiaries previously delivered to the Purchaser or its counsel, in each case as amended, are complete and correct. Schedule 2.1(A) sets forth the name and jurisdiction of organization of each corporation or other entity in which the Company directly or indirectly owns or has the power to vote shares of the capital stock or other ownership interests (each, a "Subsidiary," and collectively, "Subsidiaries"). The Company does not directly or indirectly own any interest in any other person or entity. Each of the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted. The respective minute books, or comparable records, of the Company and each of the Subsidiaries are accurate in all material respects. The stock books of the Company and each of the Subsidiaries are true and complete.

                  (B) Authority to Execute and Perform Agreement.

                        (i) Each Seller has all requisite power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party (including the Escrow Agreement and, if applicable, a Non-Compete and Non-Disclosure Agreement) and to perform fully such Seller's obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Seller, and on the Closing Date, each and every agreement and instrument contemplated hereby to which such Seller is a party on the Closing Date (including the Escrow Agreement and, if applicable, a Non-Compete and Non-Disclosure Agreement) will be duly executed and delivered by such Seller. Assuming due execution and delivery hereof and thereof by the Purchaser, this Agreement and each such other agreement and instrument will be valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                        (ii) The Company has full right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company, and on the Closing Date, each and every agreement and instrument contemplated hereby to which the Company is a party on the Closing Date will be duly executed and delivered by the Company. Assuming due execution and delivery hereof and thereof by the Purchaser, this Agreement and each such other agreement and instrument will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                        (iii) The Sellers' Representative has all requisite power and authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Sellers' Representative, and on the Closing Date, each and every agreement and instrument contemplated hereby to which the Sellers' Representative is a party on the Closing Date will be duly executed and delivered by the Sellers' Representative. Assuming due execution and delivery hereof and thereof by the Purchaser, this Agreement and each such other agreement and instrument will be valid and binding obligations of the Sellers' Representative enforceable against the Sellers' Representative, in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                  (C) Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value, of which 997,000 shares are duly authorized and validly issued and outstanding, fully paid and nonassessable, and are owned beneficially and of record by the Sellers, in the respective amounts set forth on Schedule 1.2, free and clear of any pledges, liens, charges, encumbrances, voting or transfer restrictions, security interests, restrictions and claims of any kind ("LIENS"). There are 3,000 shares held in the treasury of the Company. The Company has no other authorized, issued or outstanding class of capital stock. All issued and outstanding capital stock of each of the Subsidiaries that is owned by the Company, is owned by the Company in the amounts set forth on Schedule 2.1(C), free and clear of any Liens. There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments of any character relating to
(i) the authorized and unissued capital stock of the Company or any of the Subsidiaries, or (ii) any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company or any of the Subsidiaries any shares of capital stock of the Company or any of the Subsidiaries, and no such convertible or exchangeable securities or obligations are outstanding. The Sellers are the lawful owners, beneficially and of record, of the Shares, free and clear of all Liens. Except for their status as officers, directors and/or shareholders of the Company and/or Vector Microwave Research Corporation, the Sellers are not, and have not been, affiliates of each other as the term "affiliates" is defined in Section 9.403 of the Federal Acquisition Regulation (48 C.F.R. ss. 9.403).

                  (D) Good Title to Shares. At the Closing, each Seller will deliver to the Purchaser good title to the Shares held by such Seller, free and clear of all Liens.

                  (E) Financial Statements. The consolidated balance sheets of the Company and the Consolidated Subsidiaries as of September 30, 1995, and September 30, 1996, and the related consolidated statements of income, shareholders' equity and changes in financial position for the years then ended, including the footnotes thereto, reviewed by Keller Bruner & Company, P.C., independent certified public accountants, which have been delivered to the Purchaser, fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries as at such dates and the consolidated results of operations and changes in financial position, as the case may be, of the Company and the Subsidiaries for such respective periods, in each case in accordance with GAAP (in the case of VDS (UK), U.K. GAAP) consistently applied except as may have been indicated in the notes thereto for the periods covered thereby. (The foregoing consolidated financial statements of the Company and the Subsidiaries as of September 30, 1996, and for the year then ended are sometimes herein called the "REVIEWED FINANCIALS." The foregoing balance sheet included in the Reviewed Financials is sometimes herein called the "BALANCE SHEET.") The unaudited balance sheet of the Company as of May 30, 1997, and the related statement of income for the eight months then ended, including the footnotes thereto, which have been delivered to the Purchaser, fairly present, in all material respects, the financial position of the Company as of such dates and the results of operations of the Company for the eight months then ended, in each case in conformity with GAAP, in all material respects, applied on a basis consistent with that of the Reviewed Financials (subject to the normal year-end audit adjustments). The unaudited balance sheet of VDS (UK) as of April 30, 1997 (the "VDS (UK) BALANCE SHEET") and the related statement of income for the seven months then ended, which have been delivered to the Purchaser, fairly present, in all material respects, the financial position of VDS (UK) as of such date and the results of operations of VDS (UK) for the seven months then ended, in each case in conformity with U.K. GAAP applied on a basis consistent with that of the Reviewed Financials (subject to the normal year-end audit adjustments).

                  (F) Absence of Certain Changes or Events. Except as described herein or in Schedule 2.1(F), from September 30, 1996, there has been no change in the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries which has resulted or will result in or which the Sellers, the Company or any Subsidiary has reason to believe might be expected to result in a Company Material Adverse Effect, and none of the Sellers, the Company or any of the Subsidiaries knows of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries, whether or not covered by insurance which has resulted or will result in or which the Sellers, the Company or any Subsidiary has reason to believe might be expected to result in a Company Material Adverse Effect.

Except as set forth on Schedule 2.1(F), from September 30, 1996, neither the Company nor any of the Subsidiaries has: (i) purchased, agreed to purchase, retired, redeemed or called for redemption any of its outstanding shares, issued or sold or purchased any options, warrants, shares, bonds or other securities, interests or rights to acquire any of its securities or interests, or declared or paid any dividend or distribution on or authorized or effected any split up or recapitalization of any such securities; (ii) made or contracted for any capital expenditures in excess of $10,000 per item and $50,000 in the aggregate, or made any other commitments or disbursement or incurred or paid any liabilities or obligations, except in the usual and ordinary course of business;
(iii) sold, leased, abandoned, or otherwise transferred (or contracted to sell, lease or otherwise transfer) any of its assets or properties, except in the usual and ordinary course of business, or mortgaged, pledged or subjected to any Lien or any of its assets; (iv) canceled any debts or claims or waived any rights in excess of $10,000 in the aggregate; (v) transferred or granted any right under any lease, license, agreement, or other valuable asset; (vi) merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business; (vii) entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, program, agreement or arrangement, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder; (viii) except for short-term bank borrowings in the ordinary course of business, incurred any indebtedness for borrowed money; (ix) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or lives adopted by it; (x) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than those made in the ordinary course of business consistent with past practice; (xi) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business; (xii) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments made in the ordinary course of business to persons other than its officers or directors; (xiii) except in the ordinary course of business, entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, in each case, calling for an aggregate purchase or sale price or payments of more than $10,000, or pursuant to which it agreed to indemnify any party or to refrain from competing with any party; (xiv) except in the ordinary course of business and in amounts less than $5,000 in each case, incurred, guaranteed or assumed any debt, obligation or liability (whether absolute or contingent and whether or not currently due and payable); (xv) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person; (xvi) paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;
(xvii) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the assets, properties, business, prospects, operations or condition (financial or otherwise) of the Company or any of the Subsidiaries; or (xviii) agreed, whether in writing or otherwise, to take any action described in this Section 2.1(F).

                  (G) Litigation and Liabilities. Except as listed on Schedule 2.1(G) hereto, there are no actions, suits, demands, or claims or legal, administrative or arbitral proceedings, hearings or investigations pending or, to the knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened against or involving the Company or any of the Subsidiaries or any of their respective property or assets. Except as listed on Schedule 2.1(G) hereto, there are no obligations or liabilities, whether or not accrued, contingent or otherwise, or any facts or circumstances of which the Company, any Subsidiary, or any Seller is aware including, without limitation, those relating to environmental and occupational safety and health matters, that, alone or in the aggregate, could result in claims against, obligations of or liabilities to the Company or any of the Subsidiaries which are reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 2.1(G), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of the Subsidiaries.

                  (H) Title to Properties; Absence of Liens, etc. The Company and each of the Subsidiaries has good and marketable title to all of its properties and assets, free and clear of any Liens, except (i) for Liens for Taxes (as defined herein) not yet due and payable, (ii) as reflected in the Balance Sheet, or (iii) for such properties and assets as may have been sold since the date hereof in the ordinary course of business. All of the Company's and each Subsidiary's properties and assets are, in all material respects, in good operating condition and repair, subject to ordinary wear and tear.

                  (I) Licenses and Registrations; Compliance with Laws, etc. The Company and each of the Subsidiaries has all permits, authorizations, licenses, orders, registrations and approvals of, and has made all required registrations with, any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (each a "GOVERNMENTAL BODY," and collectively, "GOVERNMENTAL BODIES") which are material to or necessary for the Company and each of the Subsidiaries to carry on their respective business as presently conducted or material to the intended use of any properties of the Company or any of the Subsidiaries (collectively, "PERMITS"). Such Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or, to the knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened to revoke or limit any Permit. The Company and each of the Subsidiaries is in compliance in all material respects with the terms of such Permits. Except as listed on Schedule 2.1(I) hereto, the businesses of the Company and each Subsidiary are not being conducted in conflict with, violation of or default under any law, rule, decree, regulation, ordinance or order applicable to their businesses, properties, assets and operations (including, without limitation, those relating to wages and hours, occupational health and safety, record keeping, customs, environmental matters, export control, hazardous waste disposal, pollution control, possession of classified information or zoning), except for any conflicts, violations or defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect or materially impair the ability of the Sellers, the Company and each Subsidiary to perform their respective obligations under this Agreement and the Company has filed with the proper authorities all material statements and reports required by all applicable laws, rules, decrees, regulations, judgments, injunctions, awards, ordinances and orders. The Company and each of the Subsidiaries has at all times complied with the provisions of The Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor any of the Subsidiaries has made any illegal payment to officers or employees of any governmental or regulatory body, or made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of the sales made or to be made by the Company or any of the Subsidiaries.

                  (J) Intangible Property. The Company owns no patents or patent applications. Schedule 2.1(J) sets forth a list of all trademarks, copyrights, service marks, trade names and franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company or any of the Subsidiaries relating to any of the foregoing (collectively, "INTELLECTUAL PROPERTY RIGHTS"). Except as disclosed on Schedule 2.1(J), (i) to the knowledge of the Sellers, the Company and each Subsidiary, the use and registration of such Intellectual Property Rights do not conflict with the intellectual property rights of any other person, firm or corporation and no other person's, firm's or corporation's operations conflict with the use and registration of the Intellectual Property Rights; (ii) there are not now any suits pending or, to the knowledge of any of the Sellers, the Company or any of the Subsidiaries, threatened against or by the Company or any of the Subsidiaries claiming a conflict by the Company or any of the Subsidiaries with the Intellectual Property Rights; (iii) none of the Sellers, the Company or any of the Subsidiaries has notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the Intellectual Property Rights listed on Schedule 2.1(J), and none of the Company, any of the Subsidiaries or any of the Sellers knows of any valid basis for any such claim, except to the extent that any such conflict, notice or basis therefor has not and could not reasonably be expected to have a Company Material Adverse Effect; and (iv) the Intellectual Property Rights are free and clear of all rights of others and all liens, claims, charges, mortgages, pledges, security interests and other encumbrances of any nature whatsoever, except such as would not have a Company Material Adverse Effect or interfere with the Company's use thereof.

                  (K) Non-Contravention.

                      (i) The execution and delivery of this Agreement by each Seller and the execution of each and every other agreement and instrument contemplated hereby by or on behalf of, and the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and each such other agreement and instrument in accordance with their respective terms will not (a) violate any provision of the Certificate of Incorporation or By-Laws (or comparable instruments) of the Company or any of the Subsidiaries, (b) except as set forth on Schedule 2.1(K), violate, conflict with or result in the breach of any provision of, or result in a material modification of or otherwise entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under, any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "CONTRACTS") to which the Company or any of the Subsidiaries is a party or by or to which any of the Company's or any Subsidiary's assets or properties may be bound or subject, (c) result in the creation or imposition of any material Lien upon any of the property or assets of the Company or any of the Subsidiaries pursuant to any provision of, any Contract or Lien, (d) violate any law, regulation, statute, injunction, order, arbitration award, judgment or decree applicable to, against, or binding upon, the Company or any of the Subsidiaries or by which any of the Company's or any Subsidiary's securities, business or property is bound, or (e) violate or result in the revocation or suspension of any Permit.

                     (ii) The execution and delivery of this Agreement by the Company and each and every other agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby and thereby and the performance by the Company of this Agreement and each such other agreement and instrument in accordance with their respective terms will not (a) violate any provision of the Certificate of Incorporation or By-Laws (or comparable instruments) of the Company or any of the Subsidiaries, (b) except as set forth on Schedule 2.1(K), violate, conflict with or result in the breach of any provision of, or result in a material modification of or otherwise entitle any party to terminate, or constitute (whether after the filing of notice or lapse of time or both) a default (by way of substitution, novation or otherwise) under, any Contract to which the Company or any of the Subsidiaries is a party or by or to which any of the Company's or any of the Subsidiaries' assets or properties may be bound or subject, (c) result in the creation or imposition of any material Lien upon any of the property or assets of the Company or any of the Subsidiaries pursuant to any provision of, any Contract or Lien, (d) violate any law, regulation, statute, injunction, order, arbitration award, judgment or decree applicable to, against, or binding upon, such Seller, the Company or any of the Subsidiaries or by which any of such Seller's, the Company's or any Subsidiary's securities, business or property is bound or (e) violate or result in the revocation or suspension of any Permit.

                  (L) Consent and Approvals. Except as set forth on Schedule 2.1(L), none of the execution and delivery of this Agreement and each and every other agreement and instrument contemplated hereby by the Company, the Sellers and/or the Sellers' Representative, the consummation by the Company, the Sellers and/or the Sellers' Representative of the transactions contemplated hereby or thereby or compliance by the Company, any Seller and/or the Sellers' Representative with any of the provisions hereof or thereof will require any consent, approval or action of, or make any filing with or give notice to, any Governmental Body.

                  (M) Employee Benefit Plans; ERISA. Set forth on Schedule 2.1(M) is a true and complete list of each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including, without limitation, each "employee benefit plan" as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to or required to be contributed to by the Company or any of the Subsidiaries for the benefit of any employee or terminated employee of the Company or any of the Subsidiaries, or with respect to which the Company or any of the

Subsidiaries has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (the "PLANS").

                        (i) Except as disclosed on Schedule 2.1(M), with respect to each Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Reviewed Financials. The Company and each of the Subsidiaries is not and has not in the past been a member of a "controlled group" for purposes of
Section 414(c) of ERISA, nor does the Company or any of the Subsidiaries have any liability with respect to any collectively-bargained for plans subject to the provisions of ERISA.

                        (ii) Except for the Group Life/Accidental Death and Dismemberment/Medical and Dental Plan for which IRS Form 5500 (and other Plan filings) need to be filed for Plan Year 1996, each Plan is in compliance with all applicable laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"). Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code (a) has been determined by the Internal Revenue Service (the "IRS") to be so qualified (or is based on a prototype plan which has received a favorable determination letter) during the period from its adoption to the date of this Agreement and (b) its related trust has been determined to be exempt from taxation under Code Section 501(a) or the Company or the relevant Subsidiary, as the case may be, has requested an initial favorable IRS determination of qualification and/or exemption, none of the Company nor any of the Subsidiaries or any of the Sellers knows of any fact which would adversely affect the qualified status of such Plans or the exempt status of such trusts, and the Company and each of the Subsidiaries has received a favorable IRS determination as to the qualified status of each such Plan with respect to the Tax Reform Act of 1986 and subsequent amendments to the Code. The preceding sentence does not apply to the Deferred Compensation Plan or the Incentive Compensation Plan, which are not intended to be and are not "qualified" plans.

                          (iii) With respect to each Plan which covers any
current or former officer, director, consultant or employee (or beneficiary thereof) of the Company or any of the Subsidiaries, the Sellers have delivered or made available, (or have caused the Company and each of the Subsidiaries heretofore to have delivered or made available) to the Purchaser accurate and complete copies, if applicable, of: (a) all Plan texts and agreements and related trust agreements or annuity contracts, (b) all employee communications (including all summary plan descriptions and material modifications thereto),
(c) the most recent annual report, including all schedules thereto, (d) the most recent annual and periodic accounting of plan assets, (e) the most recent determination letter received from the IRS, (f) the most recent actuarial valuation, and (g) all communications with any Governmental Body.

                        (iv) With respect to each Plan: (i) such Plan has been administered and enforced in accordance with its terms; (ii) no breach of fiduciary duty has occurred; (iii) no dispute is pending, or to the knowledge of any of the Sellers, the Company or any of the Subsidiaries, threatened; (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Company's and each of the Subsidiary's financial statements; and (vi) all contributions and premiums accrued as of the Closing Date and due from Vector Microwave Research Corporation ("VMRC") with respect to the Plans have been paid in full as of the Closing Date.

                        (v) No Plan is a "defined benefit pension plan" (as defined in Code Section 414(j)), a "multiemployer plan" (as defined in ERISA
Section 3(37)) or a "multiple employer plan" (as described in Code Section 413(c)). No Plan will become a multiple employer plan with respect to the Company or any of the Subsidiaries immediately after the Closing Date.

                        (vi) There is no arrangement under any Plan with respect to any employee that would result in the payment of any amount that by operation of Code Section 280(G) or 162(m) would not be deductible by the Company or any of the Subsidiaries.

                        (vii) With respect to each Plan which is a "welfare plan" (as described in ERISA Section 3(1)): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company or any of the Subsidiaries beyond their termination of employment (other than coverage mandated by law), and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan.

                        (viii) Except as disclosed on Schedule 2.1(M), the consummation of the transactions contemplated by this Agreement (excluding any actions taken or which may be taken by Purchaser, the Company and/or any Subsidiary after the Closing) will not (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual, (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 280G(b)(1); or (iv) constitute or involve a prohibited transaction (as defined in ERISA Section 406 or Code Section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

                  (N) Insurance Policies. True and complete copies of all policies of fire, casualty, liability, product liability, burglary, fidelity, worker's compensation, life, vehicular and other forms of insurance held by or on behalf of the Company or the Subsidiaries have been made available to the Purchaser or its representatives. All premiums due and payable for such insurance have been duly paid, and such policies, or extensions, renewals or replacements (on comparable terms to the extent available) thereof, in such amounts will be outstanding and in full force and effect without interruption up to the Closing Date. Such policies insure against all risks and liabilities to an extent and in a manner customarily insured against by persons operating comparable properties, assets or businesses in the same geographic locations. The Company has made available to the Purchaser a brief description (specifying the insurer and the policy number or covering note number with respect to binders, describing each pending claim thereunder of more than $25,000, setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company or any of the Subsidiaries. The Company has made available to the Purchaser with respect to each policy a list and brief description of all claims in excess of $25,000 (exclusive of claims under medical and dental policies) made by the Company or any of the Subsidiaries during the Company's past two fiscal years and the amount paid out under each policy with respect to such claims. None of the Company, any of the Subsidiaries or any of the Sellers has any knowledge of any facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against the Company or any of the Subsidiaries which will not be fully covered by such policies. Neither the Company nor any of the Subsidiaries has received any written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future.

                  (O) Agreements. Schedule 2.1(O) hereto lists all of the following contracts and other agreements to which the Company or any of the Subsidiaries is a party or by or to which any of them or any of their assets or properties are bound or subject: (i) contracts and other agreements with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a contracting person; (ii) contracts and other agreements with any labor union or association representing any employee; (iii) contracts and other agreements, including teaming agreements, that the Company has, or intends to have, with VMRC (or with any Person affiliated or associated with VMRC) for the performance or pursuit of business opportunities of mutual interest; (iv) contracts and other agreements calling for an aggregate purchase or sale price or payments of more than $50,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause; (v) contracts and other agreements calling for an aggregate purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties; (vi) joint venture agreements; (vii) contracts or other agreements under which the Company or any of its Subsidiaries agrees to indemnify any party or to share tax liability of any party; (vii) contracts and other agreements calling for an aggregate purchase or sale price or payments of more than $50,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) that cannot be canceled by the Company or any of the Subsidiaries with less than ninety days' notice without incurring liability, premium or penalty; (viii) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (ix) contracts and other agreements containing obligations or liabilities of any kind to holders of the Company's or any of the Subsidiaries' securities as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws); (x) contracts and other agreements containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area; (xi) contracts and other agreements relating to the acquisition by the Company or any of the Subsidiaries of any operating business or the capital stock of any other person; (xii) options for the purchase of any asset, tangible or intangible, requiring the payment to any person of a commission or fee; (xiii) contracts and other agreements for the payment of fees or other consideration to any officer or director of the Company or any of the Subsidiaries or to any other entity in which any of the foregoing has an interest; (xiv) contracts and other agreements relating to the borrowing of money, and (xv) contracts with any of the Sellers or any corporation in which any of such Sellers, individually or in the aggregate, owns a controlling interest (other than the Company or any of the Subsidiaries) or in which any Seller is a director, officer or employee thereof. True and complete copies of all of the foregoing, in each case as amended to date, have been delivered to, or, to the extent not requested to be delivered, have been made available for inspection by, the Purchaser.

                  (P) Validity of Agreements. All contracts, leases, commitments and other agreements described or listed in Schedule 2.1(O) constitute legal, valid and binding obligations of the Company and each of the Subsidiaries, as the case may be, are in full force and effect, and are enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors' rights generally and general equitable principles. The Company and each of the Subsidiaries has paid in full all amounts due thereunder which are due and payable or accrued in accordance with GAAP (in the case of VDS
(UK), U.K. GAAP) all amounts due to others thereunder (and has properly recognized revenues due from others thereunder) and has satisfied in full or provided for all of its liabilities and obligations thereunder which are due and payable, except amounts or liabilities disputed in good faith by the Company or any of the Subsidiaries for which adequate reserves have been set aside and for amounts related to federal and state income and franchise tax amounts. Neither the Company nor any of the Subsidiaries is in default under any of such contracts or agreements, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of the Subsidiaries. To the knowledge of each of the Sellers, the Company and each of the Subsidiaries, no other party to any such contract or other agreement is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder by any other person or entity. None of the Company, any of the Subsidiaries or any of the Sellers has knowledge that any person intends to terminate (whether for cause or convenience) or default under any contract or other agreement listed on Schedule 2.1(O) before its stated term, if any. Except as set forth on Schedule 2.1(P), none of the Sellers, the Company or any of the

Subsidiaries has any knowledge of a claim, actual or pending, by any Governmental Body under any contract or agreement set forth on Schedule 2.1(O). Except as separately identified on Schedule 2.1(P), no approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule 2.1(O) or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement. No audit or review of any government contract or agreement will result in the disallowance of, or claim for, any amount paid or payable to the Company or any of the Subsidiaries under such con tract or agreement, whether as a result of excess payments, excess profit recapture or otherwise.

                  (Q) Taxes.

                        (i) All United States federal income Tax Returns (as defined in Section 8.1) of or with respect to the Company and the Subsidiaries, required by law to be filed on or before the Closing date have been duly filed. All such Tax Returns are accurate and complete in all material respects.

                        (ii) All other Tax Returns of or with respect to the Company and the Subsidiaries required to be filed on or before the Closing Date pursuant to applicable federal, foreign, state, local or other law have been filed. All such Tax Returns are true and complete in all material respects. The Company and the Subsidiaries have paid or withheld (or caused to be paid or withheld) all Taxes shown on such Tax Returns as due and payable and all other Taxes due or claimed to be due, whether by proposed assessment or otherwise, by any taxing authority have been timely paid, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP (in the case of VDS (UK), U.K. GAAP).

                        (iii) The charges, accruals and reserves on the books of the Company and VDS (UK) in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years. Neither the Company nor VDS (UK) has any liability for Taxes of any person or entity other than the Company and/or VDS (UK).

                        (iv) With respect to any period for which Tax Returns have not yet been filed, or with respect to which Taxes are not yet due or owing, the Company and VDS (UK) have made sufficient current accruals, provisions and reserves for such Taxes in accordance with GAAP (in the case of VDS (UK), U.K. GAAP).

                        (v) The Company and VDS (UK) have made all required estimated Tax payments sufficient to avoid any underpayment penalties. The Tax Returns of the Company and VDS (UK) are not currently under audit or examination by the IRS or Inland Revenue.

                        (vi) Except as set forth on Schedule 2.1(Q), neither the Company nor VDS (UK) is a member of any affiliated, consolidated, combined or unitary group as defined in Section 1504 of the Code, and the Treasury regulations promulgated thereunder.

                        (vii) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or VDS (UK) for any taxable period.

                        (viii) Neither the Company nor any of the Subsidiaries (nor their predecessors) will have any liability on or after the Closing Date under any tax sharing agreement to which it has been a party on or before the Closing Date, and all such tax sharing agreements shall terminate and be of no further force and effect as of the Closing Date.

                        (ix) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law that could affect the Taxes of the Company or VDS (UK), or the taxable income of Digital Healthcare Solutions, L.L.C. ("DIGITAL") for periods ending after the Closing Date has been entered into by or with respect to the Company or any of the Subsidiaries.

                        (x) Except as set forth in Schedule 2.1(Q), no audit or other proceeding by any court, governmental or regulatory authority or similar authority is pending, and none of the Company or any of the Subsidiaries has received any notification that such an audit or proceeding may be commenced, with respect to any Taxes due from the Company or any of the Subsidiaries.

                        (xi) None of the Company or any of the Subsidiaries has agreed to or is required to make any adjustment with respect to taxable periods ending after the Closing Date pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of the Subsidiaries, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of the Company or any of the Subsidiaries and the IRS has not proposed any such adjustment or change in accounting method.

                        (xii) Except as set forth in Section 2.1(Q), neither the Company nor any of the Subsidiaries is, or has received any notice that it is, in violation (or with notice will be in violation) of any applicable law relating to the payment or withholding of Taxes. The Company and each of the Subsidiaries has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws.

                        (xiii) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of the Subsidiaries by reason of Section 280G of the Code.

                        (xiv) VDS (UK) has properly operated the Pay As You Earn ("PAYE") and national insurance systems deducting tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of VDS (UK) (including any such payments within Section 134 of the Income and Corporation Taxes Act (the "TA")) and duly accounted to the Inland Revenue for tax so deducted and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided, and no PAYE audit in respect of VDS (UK) has been made by the Inland Revenue nor has VDS (UK) been notified that any such audit will be made.

                        (xv) No transaction or event has occurred in consequence of which VDS (UK) is or may be held liable for any tax or deprived of relief or allowances otherwise available to it or may otherwise be held liable for or to indemnify any person in respect of any tax for which some other company or person was primarily liable (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

                        (xvi) (a) Within the period of three years ending with the date hereof there has been no major change in the nature or conduct of any trade or business carried on by VDS (UK) within the meaning of Section 245 or 768 of the TA.

                              (b) There has been no cessation or
discontinuance of any trade carried on by VDS (UK) nor has the scale of activities in any trade carried on by VDS (UK) within three years hereof become small or negligible.

                              (c) Prior to the execution of this Agreement, no
change of ownership of VDS (UK) has taken place such that either or both of Sections 245 or 768 of the TA has or may be applied to deny relief in respect of a loss or losses of VDS (UK) or surplus advance corporation tax.

                        (xvii) VDS (UK) has not since April 30, 1997, made any payment or incurred any liability to make any payment which could be disallowed as a deduction in computing the taxable profits of VDS (UK) or as a charge to VDS (UK)'s income.

                        (xviii) All transactions entered into by VDS (UK) have been entered into on an arm's length basis and the consideration (if any) charged, received or paid by VDS (UK) on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm's length and no notice or enquiry pursuant to Section 770 of the TA has been made in connection with any of such transactions.

                        (xix) (a) No balancing charge in respect of any capital allowances claimed or given would arise if any assets of VDS (UK) were to be realized for a consideration equal to the amount of the book value thereof as shown or included in the VDS (UK) Balance Sheet.

                              (b)  All necessary conditions for capital
allowances (as defined in Section 832(1) of the TA) claimed by VDS (UK) were at all material times satisfied and remain satisfied and VDS (UK) has not since April 30, 1997, become liable for any balancing charge.

                        (xx) No chargeable gain or profit (disregarding the effects of any indexation relief available) would arise if any assets of VDS
(UK) (other than trading stock) were to be realized for a consideration equal to the amount of the book value thereof as shown or included in the VDS (UK) Balance Sheet.

                        (xxi) VDS (UK) has not entered into nor been a party to nor otherwise involved in any scheme or arrangement designed wholly or partly for the purpose of avoiding or deferring tax.

                        (xxii) VDS (UK) is not nor has it ever been a close company as defined by Section 414 of the TA.

                        (xxiii) VDS (UK) is not, and will not become, liable to be assessed to capital transfer tax or inheritance tax as donor or donee of any gift or transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.

                        (xxiv) There is no unsatisfied liability to capital transfer tax attached or attributable to the shares or any asset of VDS (UK) and in consequence no person has the power to raise the amount of such tax by sale or mortgage of or by a terminable charge on any of the shares or assets of VDS
(UK) as mentioned in Section 212 of the Inheritance Tax Act 1984 ("I.H.T.A.") and none of the shares or assets of VDS (UK) are subject to an Inland Revenue charge within Section 237 of the I.H.T.A.

                        (xxv) (a) VDS (UK) is a registered taxable person for the purpose of the VAT legislation (as defined below) and has not at any time been treated as a member of a group of companies for such purpose and has not made any application to be so treated and no circumstances exist whereby VDS
(UK) would or might become liable for value added tax as an agent or otherwise by virtue of Section 47 of the Value Added Tax Act 1994 ("V.A.T.A.").

                              (b)  VDS (UK) has complied in all respects with
the requirements and provisions of the V.A.T.A. and all regulations and orders made thereunder (the "VAT LEGISLATION") and has made and maintained and will continue to make and maintain accurate and up to date records, invoices, financial statements, and other documents required by or necessary for the purposes of the VAT legislation and VDS (UK) has at all times punctually paid and made all payments and returns required thereunder.

                              (c)  VDS (UK) has not made any exempt supplies
in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any VAT quarter ending after April 30, 1997.

                        (xxvi) VDS (UK) has duly paid all capital duty and loan capital duty for which it is or has at any time been liable and all documents in the enforcement of which VDS (UK) is or may be interested have been duly stamped and since April 30, 1997 VDS (UK) has not been a party to any transaction whereby VDS (UK) was or is or could become liable to stamp duty reserve tax.

                  (R) Additional Representations.

                        (a) No representation or warranty made by the Company or any Seller in this Agreement, and no statement made in any certificate, Seller-prepared or Sellers' Representative-prepared document, Company-prepared document, Subsidiary-prepared document, exhibit or schedule or, to the knowledge of the Company, any of the Subsidiaries, or any Seller, any third-party document furnished or to be furnished in connection with the transactions herein contemplated, contains any untrue statement of a material fact or omits to state, when read in conjunction with all of the information contained in this Agreement and the Schedules, any material fact necessary to make such representation, warranty or statement not misleading.

                        (b) (i) Except as disclosed on Schedule 2.1(R), there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which have given rise to or will give rise to any liability on the part of the Company or any of the Subsidiaries under any Environmental Law (as defined below) or principles of common law relating to pollution, protection of the environment or health and safety, (ii) no real property currently or formerly owned or operated by the Company or any of the Subsidiaries is contaminated with any Hazardous Substances as defined below to an extent or in a manner or condition now requiring remediation under any Environmental Law; or (iii) no judicial or administrative proceeding is pending or, to the knowledge of any of the Sellers, the Company or any of the Subsidiaries, threatened relating to liability for any off-site disposal or contamination; and (iv) neither the Company nor any of the Subsidiaries has received any claims or notices alleging liability under any Environmental Law (as defined below) and none of the Company, any of the Sellers or any of the Subsidiaries has any knowledge of any circumstances that could result in such claims. Schedule 2.1(R) lists all contracts and agreements which involve the use, handling, storage, transport or disposal of any Hazardous Substance. "ENVIRONMENTAL LAW" means any applicable federal, state, foreign or local law, regulation, code, order, decree, judgment, injunction or judicial opinion or other agency requirement having the force and effect of law and relating to pollution, health and safety, noise, odor, Hazardous Substance or the protection of the environment. "HAZARDOUS SUBSTANCE" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

                  (S) Accounts and Notes Receivable. All accounts and notes receivable reflected on the Balance Sheet, and all accounts and notes receivable arising subsequent to September 30, 1996, (i) (except those collected since such date) have arisen in the ordinary course of business of the Company or the Subsidiaries and represent valid obligations due to the Company or the Subsidiaries and (ii) subject only to a reserve for bad debts computed in a manner consistent with past practice and reasonably estimated to reflect the probable results of collection, have been collected or are collectible in the ordinary course of business of the Company or the Subsidiaries (as the case may be) in the aggregate recorded amounts thereof in accordance to their terms.

                  (T) Potential Conflicts of Interest. Except as set forth on
Schedule 2.1(T), to the knowledge of the Company and the Subsidiaries (a) no Seller, and (b) no officer or director or affiliate of the Company or any of the Subsidiaries, (c) no relative or spouse (or relative of such spouse) of any such officer, director or affiliate or of a Seller, and (d) no entity controlled by any one or more of the foregoing: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person or entity which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Company or any of the Subsidiaries;
(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of the Subsidiaries uses or the use of which is necessary or desirable for the conduct of their respective business;
(iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof; or (iv) on behalf of the Company or any of the Subsidiaries, has made any payment or commitment to pay any commis sion, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of the Company or any of the Subsidiaries, or a relative of any of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).

                  (U) Liabilities. As of September 30, 1996, none of the Company or any of the Subsidiaries had any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto ("LIABILITIES"), that were not fully and adequately reflected or reserved against on the Balance Sheet or described on any Schedule or in the notes to the Reviewed Financials. None of the Company, any of the Subsidiaries or any of the Sellers has any knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities of the Company or any of the Subsidiaries, or any successor to their respective businesses except in the ordinary course of business or as otherwise set forth on Schedule 2.1(U).

                  (V) Real Property. Neither the Company nor any of the Subsidiaries owns, nor has the Company or any of its Subsidiaries agreed to purchase, any real property. Schedule 2.1(V) identifies all of the real property which the Company or any of the Subsidiaries leases, has agreed to lease or has an obligation to lease in connection with its business. Such leased real property is hereinafter referred to as the "LEASED PROPERTY." There are no adverse parties in possession of the Leased Property or any portion or portions thereof, and on the Closing Date the leasehold interests in the Leased Property will be free and clear of any and all leases, licensees, occupants or tenants except as set forth in Schedule 2.1(V). There are no pending or, to the knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened, condemnation, eminent domain or similar proceedings, affecting the Leased Property, any improvements thereon or any portion thereof. There are no pending or, to the knowledge of the Company, any of the Subsidiaries or any of the Sellers, threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Property or any improvements thereon which would interfere with the conduct of the business of the Company or any of the Subsidiaries or the use of their respective assets consistent with past practice.

                  (W) Labor Matters. The Company and each of the Subsidiaries is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the knowledge of each of the Sellers, the Company and each of the Subsidiaries, no application for certification of a collective bargaining agent is pending. The Company and each of the Subsidiaries is in compliance with all applicable laws affecting employment practices and terms and conditions of employment. As of the Closing Date neither the Company nor any of the Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state law; nor has the Company or any of the Subsidiaries taken any action prior to the Closing Date which could result in any such liability or obligation to the Company or any of the Subsidiaries within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur. To the knowledge of the Sellers, the Company, and each of the Subsidiaries, the Company and each of the Subsidiaries does not and has not employed any illegal aliens.

            2.2 Representations and Warranties with Respect to the Purchaser. The Purchaser represents and warrants to the Sellers as follows:

                  (A) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being or heretofore conducted.

                  (B) Authority to Execute and Perform Agreement. The Purchaser has full right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which it is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser, and on the Closing Date, each and every agreement and instrument contemplated hereby to which the Purchaser is a party on the Closing Date will be duly executed and delivered by the Purchaser. Assuming due execution and delivery hereof and thereof by the Company, the Sellers and the Sellers' Representa tive, this Agreement and each such other agreement and instrument will be valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                  (C) Consents and Approvals. None of the execution and delivery of this Agreement and each and every other agreement and instrument contemplated hereby by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or thereby or compliance by the Purchaser with any of the provisions hereof or thereof will require any consent, approval or action of, or make any filing with or give notice to, any Governmental Body.

                  (D) Non-Contravention. The execution and delivery of this Agreement by the Purchaser and the execution of each and every other agreement and instrument contemplated hereby by or on behalf of, and the consummation of the transactions contemplated hereby and thereby and the performance by the Purchaser of this Agreement and each such other agreement and instrument in accordance with their respective terms will not (a) violate any provision of the Certificate of Incorporation or By-Laws (or comparable instruments) of the Purchaser, (b) violate any law, regulation, statute, injunction, order, arbitration award, judgment or decree applicable to, against, or binding upon, the Purchaser or by which any of the Purchaser's securities, business or property is bound, or (c) violate or result in the revocation or suspension of any of the Purchaser's permits.

                  (E) Financing. The Purchaser has received oral approval from its bank lenders necessary to finance the transactions contemplated hereby, subject to completion of written amendment documents, reasonably satisfactory drafts of which have been provided to the Purchaser, and payment of required fees.

                                   ARTICLE III

                      Additional Agreements of the Parties

            3.1 No Section 338 Election. Neither Purchaser nor any affiliate thereof shall (i) make an election under Section 338 of the Code or any similar provision of state or local law in respect of the purchase of stock of the Company or (ii) cause the Company to engage in any transaction that could cause the purchase of stock of the Company to be treated as a purchase or sale of the assets of the Company for federal, state, local or foreign Tax purposes.

            3.2 Tax Return Filing. The Sellers shall cause the Company and each of the Subsidiaries to prepare, in a manner consistent with past practices, and timely file all Tax Returns required to be filed by the Company and each of the Subsidiaries, the due date of which (without extensions) occurs on or before the Closing Date and pay all Taxes due with respect to any such Tax Returns.

            3.3 Further Assurances. At any time and from time to time after the Closing, each of the parties agree to cooperate with each other and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

            3.4 Access to Records. Prior to the Closing Date, the Purchaser shall be entitled, through its employees and representatives, including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison and accountants, to make such investigation of the assets, properties, business and operations of the Company and the Subsidiaries, and such examination of the books, records and financial condition of the Company and the Subsidiaries as the Purchaser wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and each Seller shall, and shall cause the Company and each of the Subsidiaries to, cooperate fully therein. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of each Seller contained in this Agreement. In order that the Purchaser may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company and the Subsidiaries, the Sellers shall furnish and shall cause the Company and the Subsidiaries to furnish the representatives of the Purchaser during such period with all such information and copies of such documents concerning the affairs of the Company and the Subsidiaries as such representatives may reasonably request, shall make available, or cause the Company and the Subsidiaries to make available, such officers and employees of the Company as such representatives reasonably request, and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to the Purchaser of all material facts affecting the financial condition and business operations of the Company and the Subsidiaries. Following the Closing, each party shall afford the other and its authorized represen tatives access, during regular business hours, to any books and records of the Company and the Subsidiaries to the extent they relate to a period prior to the Closing Date that such party shall from time to time reasonably request. From the date hereof, at the Purchaser's request, each Seller shall give the Purchaser and its authorized representatives full access, during regular business hours, to such Seller's records related to the Company and/or the Subsidiaries located other than in the possession of the Company or the Subsidiaries, and shall permit the Purchaser to make a copy of any such documents as the Purchaser shall designate. Notwithstand ing anything to the contrary in this Section 3.4, neither the Company nor any of the Subsidiaries shall be required to disclose any classified information in violation of any applicable law.

            3.5 Preservation of Records. The Purchaser agrees that it shall at its sole expense preserve and keep the records of the Sellers, the Company and the Subsidiaries (including any successors thereto) delivered to it hereunder for a period of no less than six years after the close-out of each government contract or for such longer period as may be required by any governmental agency or on account of on-going litigation, but for no less than one year from the Closing Date and shall make such records available to the Sellers as may be reasonably required by the Sellers in connection with any legal proceedings against or governmental investigations of the Sellers or in connection with any tax examination of the Sellers. In the event the Purchaser wishes to destroy such records after that time, it shall first give thirty (30) days prior written notice to the Sellers' Representative and the Sellers' Representative shall have the right at its option, upon prior written notice given to the Purchaser within said thirty (30) day period, to take possession of said records within sixty (60) days after the date of the Sellers' Representative's notice to the Purchaser hereunder. If the Sellers' Representative fails to take possession of said records within such sixty (60) day period, the Purchaser may destroy such records.

            3.6 Confidentiality. From and after the date of this Agreement, in the event of the consummation of the transaction contemplated hereby, each Seller shall keep any and all information relating to the Company and the Subsidiaries, their business operations and prospects (including, but not limited to, customer lists and related information), services and know-how confidential and shall not disclose such to any person; PROVIDED, HOWEVER, such Seller may disclose such information that (i) is or becomes publicly available other than by disclosure by any Seller, the Sellers' Representative or any agent thereof or (ii) such Seller is required to disclose by law, government regulation or court order or in order to enforce the terms of this Agreement but such Seller will give the Purchaser adequate advance notice so that the

Purchaser may seek a protective order or take other reasonable actions to preserve the confidentiality of such information.

            3.7 Efforts; Consents. The Purchaser and each Seller agree to use all reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall use all reasonable efforts to obtain the authorizations, consents, orders and approvals of federal, state, and local regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby and will cooperate fully in promptly seeking to obtain such authorizations, consents, order and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. The Purchaser will not take any action which will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals and will use its best efforts to secure such approvals as promptly as possible.

            3.8 Return of Information and Confidentiality. The confidentiality terms of the Non-Disclosure Agreement, dated April 16, 1997, between the Purchaser and Boles & Company, Inc. for the benefit of the Company, applicable to the Purchaser are herewith incorporated by reference and shall continue in full force and effect until the Closing. In the event the Closing under this Agreement does not occur in accordance with the terms hereof for any reason, the Purchaser shall (a) immediately return to the Sellers all written information (and all copies hereof) regarding the Company and the Subsidiaries, obtained from the Company or VDS

(UK) by the Purchaser in the course of investigating its purchase of the Shares, or negotiating this Agreement or delivered to it pursuant to this Agreement and
(b) destroy all documents, memoranda, notes and other writings whatsoever prepared by or on behalf of the Purchaser containing any such information.

            3.9 Ordinary Course of Business. From the date hereof until the Closing Date, unless otherwise agreed to by the Purchaser, each Seller agrees that it shall cause the Company and each of the Subsidiaries to conduct their business and operations in the ordinary course and in substantially the same manner in which the same have heretofore been conducted and not to undertake any of the actions specified in Section 2.1(F).

            3.10 Insurance Proceeds, Litigation Rights. In the event that any property owned or leased by the Company or any of the Subsidiaries suffers any material damage, destruction or other casualty loss, and the Closing occurs in accordance with the terms hereof, the Sellers shall surrender to the Company, the Subsidiaries and the Purchaser (i) all insurance proceeds received by the Sellers with respect to such damage or loss and (ii) all rights of the Sellers with respect to any causes of action, whether or not litigation has commenced on the Closing Date, in connection with such damage or loss. Nothing in this
Section 3.10 shall be construed to limit or prejudice the Purchaser's rights and remedies under this Agreement, including, without limitation, the Purchaser's right not to consummate the transactions contemplated hereby if all of the conditions set forth in Section 4.2 are not satisfied or waived, in the sole discretion of the Purchaser.

            3.11 Benefit Plans. Purchaser hereby agrees that immediately following the Closing the Purchaser will cause the Company and the Subsidiaries to continue in full force and effect, for a period of at least six (6) months after the Closing Date, all of the Plans maintained by the Company and the Subsidiaries as in effect on the Closing Date and as set forth on Schedule 2.1(M) hereto, and will during such period of at least six months contribute (or cause the Company and the Subsidiaries to continue to contribute) all required contributions and pay all required premiums under such Plans which are ERISA
Section 3(3) "employee benefit plans"; PROVIDED, HOWEVER, that nothing in this Agreement shall be construed to limit the ability of Purchaser to modify, amend or terminate any benefits to any individual, or terminate the employment of any individual, at any time after the Closing Date.

            3.12 Benefits Disclosure. For each of the following employee benefits plans the Sellers shall cause the Company to (i) file all required Form 5500s with the Department of Labor and the Internal Revenue Service for any year preceding the Closing in which the requirements for such filings were met, (ii) file all required Plan Documents and Summary Plan Descriptions with the Department of Labor for any year preceding the Closing in which the requirements for such filings were met, and (iii) distribute to all Plan participants Summary Plan Descriptions and Annual Reports as required for the year preceding the
Closing: life insurance; accidental death and dismemberment; medical and dental; short-term disability and long-term disability.

            3.13 Employee Arrangements. Subject to Section 3.11 hereof, from and after the Closing Date, the Purchaser shall cause the Company and each of the

Subsidiaries to (i) provide all salaried employees of the Company and each of the Subsidiaries as of the Closing Date ("COMPANY EMPLOYEES") with service credit for all periods of employment with the Company or the Subsidiaries prior to the Closing Date for purposes of satisfying any service requirements for early retirement under any defined contribution plan in effect on the date hereof or under any substantially similar replacement plan adopted by Purchaser, the Company, the Subsidiaries or any of their affiliates (or any successor entity to any of the foregoing) with respect to Company Employees and (ii) waive any pre-existing condition of any Company Employee for purposes of determining eligibility for, and the terms upon which they participate in, any welfare plan adopted by Purchaser, the Company, the Subsidiaries or any of their affiliates (or any successor entity to any of the foregoing) with respect to Company Employees (other than conditions that are already in effect with respect to such employees under the Company's or the Subsidiaries' welfare plans that have not been satisfied as of the Closing Date). The foregoing shall not apply to any employees of Digital Healthcare Solutions, L.L.C.

            3.14 Preservation of Business. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall cause the Company and the Subsidiaries to preserve their respective business organizations intact, keep available the services of their respective present officers, employees, consultants and agents, maintain their respective present suppliers and customers and preserve their respective goodwill.

            3.15 Litigation. From the date hereof through the Closing Date, the Sellers shall cause the Company to notify promptly the Purchaser of any actions or proceedings of the type described in Section 2.1(G) that from the date hereof are commenced or, to the knowledge of any Seller, the Company or any of the Subsidiaries, threatened against the Company or any of the Subsidiaries, against any officer, director, employee, consultant, agent, shareholder or other representative of the Company or any of the Subsidiaries with respect to their affairs.

            3.16 Agreements. From the date hereof through the Closing Date, the Sellers shall cause the Company and the Subsidiaries to notify the Purchaser promptly of any evidence that any party to a contract or other agreement listed in Schedule 2.1(O) has terminated or failed to renew or intends to terminate or fail to renew any such contract or agreement or that any party has asserted or intends to assert any claim under any such contract or agreement.

            3.17 Continued Effectiveness of Representations and Warranties. From the date hereof through the Closing Date, the Sellers shall cause the Company and each of the Subsidiaries to conduct its business in such a manner so that the representations and warranties contained in Section 2.1 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and the Purchaser shall conduct its business in such a manner so that the representations and warranties contained in Section 2.2 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and all of the Sellers shall conduct their affairs in such a manner so that the representations and warranties contained in Section 2.1 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, and each party shall promptly give notice to the other parties of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach by it of this Agreement.

            3.18 Satisfaction of Conditions Precedent. During the term of the Agreement, the parties hereto will use all reasonable efforts to satisfy (or cause to be satisfied) all the conditions precedent to their respective obligations.

            3.19 Exclusivity. As an inducement to the Purchaser to enter into this Agreement, and in consideration of the time and expense which it has devoted and will devote to the transactions contemplated hereby during such period, subsequent to the execution of this Agreement and until the earlier of the Closing Date or the termination hereof in accordance with Article VI, none of the Sellers nor the Company nor any of their respective representatives (including, without limitation, any investment banker, attorney or accountant retained or acting on behalf of the Company or by any of the Sellers and any director, officer or employee of the Company) will, directly or indirectly, (i) initiate, solicit, encourage or respond to any inquiry or proposal with respect to a merger, consolidation, share exchange, business combination, liquidation, dissolution or sale of all or a portion of the assets of the Company or any of the Subsidiaries outside the ordinary course of business or any purchase of any of the outstanding shares of its capital stock (an "ACQUISITION PROPOSAL"), or
(ii) enter into any discussions, negotiations or agreements concerning an Acquisition Proposal with, or disclose any information concerning the Company or any of the Subsidiaries, their businesses or properties or afford any access to their properties, books and records to, or otherwise assist or facilitate any effort relating to an Acquisition Proposal, by any corporation, individual, partnership, company, association, trust, person or other entity or group (a "PERSON"). The Sellers, the Company and the Subsidiaries will immediately cease any existing discussions with any Persons concerning any Acquisition Proposal.

            3.20 Certain Covenants of the Purchaser.

                  (A) The Purchaser agrees that from and after the Closing Date until September 30, 1999, the Purchaser shall maintain a consolidated financial reporting system that will be sufficient to permit an independent firm of accountants to determine the Revenue and Gross Profit of the Company and its Subsidiaries, and consequently, the amount of Contingent Consideration payable, if any, pursuant to Section 1.6. If after the Closing Date until September 30, 1999, any contracts of the Company or its Subsidiaries are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, (including, without limitation, by way of merger or other consolidation or combination of the Company and/or its Subsidiaries with the Purchaser and/or its other subsidiaries) to the Purchaser or any of its other subsidiaries (other than the Company and/or its Subsidiaries), or any contracts are awarded to the Purchaser or any of its subsidiaries (other than the Company and its Subsidiaries) towards which substantial business development costs and/or bid and proposal expenditures have been incurred by the Company and/or its Subsidiaries, then equitable and reasonable adjustments shall be made in calculating the Revenue and Gross Profit of the Company and its Subsidiaries, and consequently, the amount of Contingent Consideration payable, if any, to eliminate the effect of any transfer, assignment, allocation or attribution and no such transfer, assignment, allocation or attribution shall be made unless the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will permit such determination of Revenue and Gross Profit of the Company and its Subsidiaries, and consequently, of the amount of Contingent Consideration payable pursuant to the terms of this Agreement. If after the Closing Date until September 30, 1999, any contracts of the Purchaser or its subsidiaries (other than the Company and its Subsidiaries) are transferred, assigned, or otherwise allocated or attributed, for financial reporting purposes, (including, without limitation, by way of merger or other consolidation or combination of the Company and/or its Subsidiaries with the Purchaser and/or its other subsidiaries) to the Company or its Subsidiaries (including, without limitation, by way of merger or other consolidation or combination of the Company and/or its Subsidiaries with the Purchaser and/or any of its other subsidiaries), or any contracts are awarded to the Company or any of its Subsidiaries towards which substantial business development costs and/or bid and proposal expenditures have been incurred by the Purchaser or its subsidiaries (other than the Company and its Subsidiaries), then equitable and reasonable adjustments shall be made in calculating the Revenue and Gross Profit of the Company and its Subsidiaries, and consequently, the amount of Contingent Consideration payable, if any, to eliminate the effect of any transfer, assignment, allocation or attribution and no such transfer, assignment, allocation or attribution shall be made unless the financial reporting system referred to in the immediately preceding sentence is capable of tracking the performance of distinct contracts in a manner that will permit such determination of Revenue and Gross Profit of the Company and its Subsidiaries, and consequently, of the amount of Contingent Consideration payable pursuant to the terms of this Agreement. All actions taken by the Purchaser during the period covered by this Section 3.20(A) shall be in good faith and not for the purpose of reducing the amount of Contingent Consideration payable pursuant to the terms of this Agreement.

                  (B) The Purchaser shall cause the Company to be operated as a wholly-owned subsidiary until at least the 181st day following the Closing Date. The Purchaser shall offer, or shall cause the Company to offer, to United States-based employees of the Company from the Closing Date until and including the 180th day following the Closing Date the same or reasonably equivalent benefits as provided by the Company on the date hereof. Following such 180-day period, the Purchaser shall offer, or cause the Company to offer, to such employees the same or similar fringe benefit plans that the Purchaser offers its other employees.

                  (C) The Purchaser agrees that from the Closing Date until September 30, 1999, it shall not (i) terminate or permit the Company to terminate the employment of Barrie A. Gillis or Stanley E. Graves unless such termination is made in good faith, or (ii) reduce the base compensation or, except in good faith, scope of responsibility of such individuals as in effect or applicable immediately prior to the Closing.

                  (D) The Purchaser shall develop compensation packages for the senior management team of the Company and VDS-UK to include participation in Purchaser's incentive compensation program.

                                   ARTICLE IV

                              Conditions to Closing

            4.1 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the sale of Shares to be sold hereunder are, at their option, subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions:

                  (A) Regulatory Authorizations. All authorizations, consents, orders and approvals of federal and state regulatory bodies and officials necessary for the consummation by the Sellers of the sale and purchase of the Shares to be sold hereunder shall have been obtained, and there shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transaction contemplated herein, or any of them, not be consummated (collectively, an "ORDER").

                  (B) Representations and Warranties; Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date; and the Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (C) Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, of officers of the Purchaser to the effect that the conditions specified in paragraphs (A) and (B) of this Section 4.1 have been satisfied.

                  (D) Opinion of Counsel to the Purchasers. The Sellers' Representative shall have received the opinion of Curtis L. Schehr and Paul, Weiss, Rifkind, Wharton & Garrison, general counsel and special counsel, respectively, to the Purchaser, dated the date of the Closing, addressed to the Sellers, in the form of Exhibit II.

                  (E) Execution of Escrow Agreement. The Purchaser shall have executed and delivered to the Sellers' Representative the Escrow Agreement.

                  (F) Payment of Closing Payment. The Purchaser shall pay to the Sellers' Representative the Closing Payment simultaneous with the Closing, in accordance with Section 1.2 of this Agreement.

            4.2 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the purchase of the Shares hereunder is subject, at its option, to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions:

                  (A) Regulatory and other Authorizations. All authorizations, consents, orders and approvals of federal and state and regulatory bodies and officials necessary for the performance by the Purchaser of this Agreement and the consummation of the sale and purchase of the Shares hereunder shall have been obtained and there shall be no Order in effect.

                  (B) Representations and Warranties; Covenants. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all respects at the date hereof and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date, and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (C) Governmental Permits and Approvals. All Permits required for the lawful consummation of the Closing shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with evidence reasonably satisfactory to it that such Permits have been granted and obtained.

                  (D) Third Party Consents. All consents, permits and approvals from parties to contracts or other agreements with the Company, the Subsidiaries or with any Seller that may be required in connection with the performance by any Seller of its obligations under this Agreement or the continuance of such contracts or other agreements with the Company or the Subsidiaries after the Closing shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with evidence reasonably satisfactory to it that such consents, permits and approvals have been granted and obtained.

                  (E) Opinion of Counsel to the Sellers and the Company. The Purchaser shall have received the opinion of Holland & Knight, counsel to the Company and the Sellers, and the opinion of Keyworth & Co. Solicitors, counsel to VDS (UK), dated the date of the Closing, addressed to the Purchaser, in the form attached as Exhibit III.

                  (F) Delivery of Stock Certificates. The Sellers shall have delivered to the Purchaser at the Closing stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

                  (G) Working Capital. On the Closing Date, the Company shall have at least $2,300,000 of Working Capital.

                  (H) Cash. Either (i) the Company shall have at least $1,850,000 of Cash on the Closing Date and the Sellers shall have reasonably demonstrated to the Purchaser that the Company had not less than $3,000,000 of Working Capital as of July 31, 1997, or (ii) on the Closing Date, the Company shall have at least $2,000,000 of Cash.

                  (I) Vector Data Systems (UK) Limited. On the Closing Date, the Company owns at least 80% of the issued and outstanding capital stock of VDS
(UK) on a fully diluted basis and the Sellers shall have provided the Purchaser with evidence satisfactory to the Purchaser to such effect in accordance with
Section 1.5(b).

                  (J) Digital Healthcare Solutions, L.L.C. On the Closing Date,
(i) the Company shall have been discharged of all liabilities and obligations to Digital Healthcare Solutions, L.L.C., a Virginia limited liability company, John
J. Merendino, Sr., a physician licensed to practice medicine in the State of Maryland, John J. Merendino, Sr., M.D., P.A., a professional corporation organized under the laws of the State of Maryland, Medical Rehabilitation Support Services, now known as MRSS, Inc., a health care company organized and existing under the laws of the

State of Maryland, John J. Merendino, Jr. and Automated Billing Services, a health care insurance billing company, having its principal place of business in Maryland; (ii) the Company shall have withdrawn as a member of Digital and shall have no further obligations or liabilities under the Operating Agreement of Digital Healthcare Solutions, L.L.C., dated April 3, 1997, among VDS, John J. Merendino, Sr. and John J. Merendino, Jr.; and (iii) the Digital Healthcare Solutions, L.L.C. Contribution Agreement (Vector), dated April 3, 1997 shall have been terminated and be of no further force and effect.

                  (K) Non-Competition. At the Closing, each of the following Sellers shall have executed and delivered a non-compete and non-disclosure agreement in substantially the form attached as Exhibit IV: Leonard H. Perroots, Barrie A. Gillis, Stanley E. Graves, Richard H. Robey, Milferd E. Barnett, Joseph J. Cane and Donald Mayes.

                  (L) Certificate. The Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date, to the effect that the conditions speci fied in paragraphs (A) through (D) and (G) through (J) of this
Section 4.2 have been satisfied.

                  (M) Satisfaction of Preemptive Rights. The Sellers shall have delivered documentation satisfactory to the Purchaser evidencing the waiver, release, extinguishment and satisfaction of any and all preemptive or similar rights, including, without limitation, pursuant to Section 651 of the Virginia Stock Corporation Act, that exist or may exist with respect to the capital stock of the Company held by the shareholders identified on Schedule 1.2.

                                    ARTICLE V

                        Fees Relating to this Transaction

            Except for the commission and fees of Boles and Company which will be paid by the Sellers, the Sellers represent and warrant to the Purchaser that no broker, finder, agent or similar intermediary has acted on behalf of the Company, any of the Subsidiaries or any Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company, any of the Subsidiaries or any of the Sellers, or any action taken by the Company, any of the Subsidiaries or any Seller. The Purchaser represents and warrants to the Sellers that no broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser. Each such party (the Purchaser on the one hand and each Seller on the other) agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Purchaser, on the one hand, or the Company, any of the
Subsidiaries or any of the Sellers, on the other, and to bear the cost of legal expenses incurred in defending against any such claim.
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                                                                              70


                                   ARTICLE VI

                                   Termination

            6.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated prior to the Closing as follows:

                  (a) by the mutual written consent of the parties to this Agreement;

                  (b) by the Sellers or the Purchaser, by notice to the other, if, for any reason, the Closing has not occurred prior to 12:01 am on September 17, 1997;

                  (c) at the election of the Sellers, if the Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or prior to ten (10) days following delivery of written notice of such breach by the Sellers' Representative to the Purchaser;

                  (d) at the election of the Purchaser, if any Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or prior to ten
(10) days following delivery of written notice of such breach by the Purchaser to the Sellers' Representative;

                  (e) at the election of the Purchaser, if any legal proceeding is commenced or threatened by any Governmental Body directed against the consummation of the Closing or any other transaction contemplated under this

Agreement and the Purchaser reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof.

            If this Agreement so terminates, it shall become null and void and have no further force or effect except as provided in Section 6.2.

            6.2 Effect of Termination; Expenses. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall thereafter become void and have no further force or effect. Except as provided herein, none of the parties hereto shall have any liability in respect of the termination of this Agreement except to the extent that failure to satisfy the conditions of
Section 4 results from the violation of the representations, warranties, covenants or agreements of such party under this Agreement, in which case (i) the termination of this Agreement will not prejudice any legal rights of any party whether those rights arise under this Agreement or otherwise and in addition, (ii) the Seller shall be entitled to its rights under the Escrow Agreement; PROVIDED, HOWEVER, that if the Sellers fail to close the transactions contemplated hereunder, in addition to any other rights and remedies the Purchaser may have at law or in equity, the Sellers shall pay to the Purchaser cash, by wire transfer of Federal funds to a bank and for an account to be designated by the Purchaser, in the amount of $350,000, which amount shall be a credit against any damages in excess of such amount to which the Purchaser may be entitled; PROVIDED, HOWEVER, that if the Purchaser fails to seek or prove at least $350,000 in damages as a result of any Seller's failure to close the transactions contemplated by this Agreement, such $350,000 payment shall constitute liquidated damages and shall be the sole property of the Purchaser.

                                   ARTICLE VII

                                 Indemnification

            7.1 Indemnification by the Sellers. The Sellers jointly and severally (but severally and not jointly, to the extent set forth in Section 2.1) agree to indemnify, defend and hold harmless the Purchaser and the Company (and their respective directors, officers, employees, affiliates, successors and assigns) (collectively, the "PURCHASER PARTIES") against and hold the Purchaser Parties harmless from and in respect of any and all losses, liabilities, damages, deficiencies, costs, expenses (including, without limitation, expenses of investigation and defense and reasonable fees, disbursements and expenses of counsel incurred by the Purchaser Parties in any action or proceeding between the Purchaser Parties and the Sellers or between the Purchaser Parties and any third party or otherwise), claims, liens or other obligations of any nature whatsoever (collectively, "LOSSES") (other than Losses to the extent actually recovered by the Purchaser Parties under any applicable insurance policy carried by the Company prior to the date of this Agreement), based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from
(a) the inaccuracy in or breach of any representation, warranty, covenant or agreement made by or on behalf of the Sellers or the Company in this Agreement or in any document or instrument delivered at the Closing pursuant hereto, (b) with out limitation to the Sellers' obligations under clause (a), any liability or obligation, known or unknown, contingent or otherwise, of the Company or its Subsidiaries to the extent such liabilities or obligations arise out of or relate to acts, omissions, events or conditions which occurred or existed prior to the Closing, except to the extent (i) incurred in the ordinary course of business of the Company or VDS
(UK) after September 30, 1996, or (ii) disclosed in this Agreement (including the Schedules hereto, except for items listed in Schedules 2.1(G), 2.1(I), 2.1(Q) and 2.1(U)), or (c) enforcing the indemnification provided for hereunder. The Sellers shall have no right to seek contribution from the Company or any of the Subsidiaries with respect to all or any part of any of the Sellers' indemnification obligations under this Section 7.1.

            7.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify the Sellers against and hold each Seller harmless from and in respect of any and all Losses which may be incurred by virtue of or result from (a) the inaccuracy in or breach of any representation, warranty, covenant or agreement made by or on behalf of the Purchaser in this Agreement or in any document or instrument delivered at the Closing pursuant hereto (b) the conduct of the Company and the Subsidiaries after the Closing or (c) enforcing the indemnification provided for hereunder.

            7.3 ERISA and Contract Supplemental Indemnification by Each
SELLER.

                  (a) Supplemental ERISA Indemnification. Each Seller, jointly and severally, agrees to indemnify and hold harmless the Purchaser Parties with respect to any Losses incurred by any of the Purchaser Parties arising out of or otherwise in respect of the Company's being affiliated prior to the date hereof, directly or indirectly, under Code Section 414 or ERISA Section 4001 or any similar foreign law, with the Sellers, VMRC, the Subsidiaries or any of their affiliates. In addition, each Seller jointly and severally agrees to indemnify and hold harmless the

Purchaser Parties and their Plans with respect to any and all Losses arising out of or otherwise in respect of any of the Company's ERISA reporting and disclosure violations. All indemnification obligations in this Section 7.3(a) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and shall not be subject to any time or dollar limitation.

                  (b) Supplemental Contract Indemnification. Each Seller, jointly and severally, agrees to indemnify and hold harmless the Purchaser Parties, from and with respect to any and all Losses incurred by any of the Purchaser Parties arising out of, or otherwise in respect of, (i) any U.S. Government disallowance of incurred Direct Contract Costs and/or Indirect Costs,
(ii) any matters under investigation by the Grand Jury referred to on Schedule 2.1(G), regardless of whether any Losses for such matters are incurred as a result of action by the Grand Jury or any Governmental Body or otherwise, or
(iii) any and all preemptive or similar rights and/or assertions thereof, including, without limitation, pursuant to Section 651 of the Virginia Stock Corporation Act, that exist or may exist with respect to the capital stock of the Company held by the shareholders identified on Schedule 1.2 or previously held by any and all former shareholders of the Company.

            All indemnification obligations in this Section 7.3(b) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and in the case of clauses (ii) and (iii) shall not be subject to any time or dollar limitation.

            7.4 Survival of Representations and Warranties of the Sellers. Notwithstanding any right of the Purchaser fully to investigate the affairs of the

Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of inves tigation, the Purchaser has the right to rely fully upon the representations and warranties of each of the Sellers contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, except for the repre sentations and warranties made in Sections 2.1(A), 2.1(B), 2.1(C), 2.1(D), 2.1(M), the last sentence of 2.1(P), 2.1(Q),
2.1(R), 2.2(A) and 2.2(B) which shall survive until the expiration of the applicable statute of limitations with respect to any claim arising from any inaccuracy or breach thereof, and except as otherwise specifically provided in this Agreement, (i) shall thereafter terminate and expire on April 30, 1999, with respect to any General Claim (as hereinafter defined) based upon, arising out of or otherwise in respect of any fact, circumstance, action or proceeding of which the party asserting such claim shall have given no notice on or prior to April 30, 1999, to the party against which such General Claim is asserted,
(ii) with respect to any Tax Claim (as herein defined), on the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation and (b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations and (iii) with respect to any Environmental Claim (as herein defined), on the tenth anniversary of the Closing Date. As used in this Agreement, the following terms have the following meanings: (i) "GENERAL CLAIM" means any claim (other than a Tax Claim or an Environmental Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any Seller contained in this Agreement, (ii) "TAX CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any Seller contained in this Agreement related to Taxes or any Plan (as defined in Section 2.1(M) hereof) and (iii) "ENVIRONMENTAL CLAIM" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of any Seller contained in this Agreement concerning Environmental Law or principles of common law relating to pollution, protection of the environment or health and safety. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

            7.5 Certain Limitations on Indemnification Obligations.

                  (a) The Purchaser shall not be entitled to receive any indemnification payments under Section 7.1, except those based upon, arising out of or otherwise in respect of Sections 1.1, 1.3, 1.5, 1.6, 2.1(A), 2.1(B), 2.1(C), 2.1(D), 2.1(M), 2.1(Q), Article III, Article V and Section 7.3 (the "BASKET EXCLUSIONS"), until the aggregate indemnification payments, exclusive of the Basket Exclusions, equal $125,000 (the "BASKET AMOUNT"), whereupon the Purchaser shall be entitled to receive in full indemnity payments in excess of the Basket Amount; PROVIDED, HOWEVER, that solely for purposes of determining whether the amount of the Sellers' indemnification obligations exceed $125,000 in the aggregate, a breach of the Sellers' representations or warranties (other than the representations and warranties contained in Sections 2.1(F) (absence of certain changes or events) and 2.1(R)(a) (Additional Representations)) shall be determined without regard to any limitation or qualification as to materiality set forth in such representation or warranty. Any amount, paid to the Purchaser out of the Indemnification Escrow Fund shall not be included in determining whether the Basket Amount has been reached.

                  (b) The Purchaser shall be entitled to receive any indemnification payments in respect of the Basket Exclusions without regard to the individual or aggregate amounts thereof and without regard to whether the aggregate of all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

                  (c) The maximum amount of indemnification payments under
Section 7.1 with respect to any breach of a representation or warranty, excluding those based upon, arising out of or otherwise in respect of Sections 2.1(A), 2.1(B), 2.1(C), 2.1(D), 2.1(M) or 2.1(Q) and amounts paid to the
Purchaser under the Escrow Agreement, shall not exceed $5,000,000. The amount of indemnification payments based upon, arising out of or otherwise in respect of breaches of Sections 2.1(A), 2.1(B), 2.1(C), 2.1(D), 2.1(M) or 2.1(Q) shall not exceed the Purchase Price.

                  (d) The indemnification obligations of the parties under
Section 7.1 and 7.2 shall terminate on April 30, 1999, except with respect to any claims for indemnification as to which an indemnified person shall have given an indemnifying person written notice setting forth its claim with reasonable specificity (in contradistinction to generalized allegations) as to the nature thereof on or prior to April 30, 1999; PROVIDED, HOWEVER, that the indemnification obligations of the parties under Section 7.1 and 7.2 with respect to Losses that may be incurred by virtue of or result from (i) the inaccuracy or breach of any representation or warranty made in Section 2.1(A), 2.1(B), 2.1(C), 2.1(D), 2.1(M), the last sentence of 2.1(P), 2.1(Q), 2.1(R) or 2.2(A) or 2.2(B), or (ii) the audit of any U.S.
government contract with respect to services performed or data submitted on or before the Closing Date, or (iii) the breach of any covenant or agreement made in this Agreement, or (iv) any claim based upon, arising out or otherwise related to any event, condition, occurrence or circumstance occurring on or prior to the Closing Date that is insured against under any insurance policy or arrangement carried by or on behalf of the Company prior to the Closing (or any renewal or extension thereof), shall in each case survive until the expiration of the applicable statutes of limitations with respect to each such item, or (v) any Tax Claim, shall survive until the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation and (b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations, or (vi) any Environmental Claim, shall survive until the tenth anniversary of the Closing Date.

            7.6 Defense of Claims. In the case of any claim for indemnification under Section 7.1, 7.2 or 7.3 arising from a claim of a third party, an indemnified party shall give prompt written notice to the indemnifying party of any claim, suit or demand of which such indemnified party has knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name and at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; PROVIDED, HOWEVER, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects to compromise or defend such claim, it shall within 30 days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party's right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; PROVIDED that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release. Notwithstanding the indemnifying party's right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party's right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; PROVIDED, HOWEVER, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party as to which the indemnifying party shall not in fact have employed counsel to assume the defense of such claim, suit or demand, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

            7.7 Non-Third Party Claims. Any claim which does not result in a third party claim shall be asserted by a written notice to the other party or parties. The recipient of such notice shall have a period of thirty days after receipt of such notice within which to respond thereto. If the recipient does not respond within such thirty days, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such thirty days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable law.

            7.8 Set-off Rights. Each of the Sellers agrees that the Purchaser shall have the right, but not the obligation, to set-off against its payment obligations under Section 1.6 the full amount of any Losses required to be paid by such Seller pursuant to Section 7.1 or 7.3 if such Losses are not otherwise paid within 30 days after the Purchaser has requested payment. If the Purchaser elects to exercise its set-off rights hereunder against any payment due to the Sellers under Section 1.6, it will give to the Sellers written notice of such election which includes the amount to be set-off, and upon giving of such notice the amount of cash payable by the Purchaser to the Sellers under Sections 1.6(e), 1.6(f) and/or 1.6(g), as the case may be, shall automatically be reduced by the amount set forth in such notice. In the event there is a final determination by a court of competent jurisdiction that the Purchaser was not entitled to indemnification under this Article 7 with respect to the set-off amount, the Purchaser shall promptly thereafter repay to the Sellers all such amounts which are so determined to have been incorrectly set-off plus interest thereon at a rate per annum which is equal to the prime rate, as announced from time to time by Mellon Bank, N.A., on the basis of a 366-day year and actual days elapsed and which shall accrue from the date the Purchaser exercised its right of set-off hereunder to the date of such repayment. For purposes of this
Section 7.8, a determination shall be final if any and all appeals therefrom shall have been resolved or if 30 days shall have passed from the rendering of such determination (or of any determination on appeal therefrom) and no party shall have commenced any such appeal therefrom.

                                  ARTICLE VIII

                                  Miscellaneous

            8.1 Certain Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

                  "Business Day" means any day other than Saturday or Sunday or any other day on which banks in the Commonwealth of Virginia are permitted or obligated to be closed for business.

                  "Cash" means, as of the date of determination, the difference of (x) the aggregate amount of cash and cash equivalents held as of 10:00 a.m. (New York City time) in the bank accounts, including money market accounts, of the Company, as verified by such banks to the Purchaser by telephone, MINUS (y) the aggregate balance of all outstanding checks written against such accounts.

                  "Direct Contract Costs" means, with respect to any period, the aggregate amounts of labor, fringe and other direct expenses, including expenses for materials, subcontracts, consultants and travel incurred by the Company and the Consolidated Subsidiaries in providing services under U.S. and/or foreign government contracts and shall exclude general and administrative expenses.

                  "Gross Profit" means, with respect to any period, the difference of (x) Revenue, MINUS (y) Direct Contract Costs.

                  "Indirect Cost" means any cost that is not directly identified with a single final cost objective, but is identified with two or more final cost objectives, or with at least one intermediate cost objective, and includes, but is not limited to, labor, fringe benefits, facility and occupancy costs, training, incentives, outside purchased services and travel.

                  "Revenue" means, with respect to any period, the aggregate amount of Cash paid and/or accounts receivable (whether billed, unbilled or retained) arising from U.S. and/or foreign government contracts.

                  "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect to any Taxes.

                  "Working Capital" means the difference of (x) all current assets of the Company and the Subsidiaries, MINUS (y) the current liabilities of the Company and the Subsidiaries, determined in accordance with GAAP applied on a consistent basis.

            8.2 Sellers' Representative.

                  (i) Each Seller hereby irrevocably appoints Joseph J. Cane to act as such Seller's attorney-in-fact and representative (the "SELLERS' REPRESENTATIVE"), to do any and all things and to execute any and all documents, in such Seller's name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including to accept on such Seller's behalf any amount payable to such Seller under this Agreement, the Escrow Agreement, or to amend, cancel or extend, or waive the terms of, this Agreement, or the Escrow Agreement. The Purchaser shall be entitled to rely, as being binding upon such Seller, upon any document or other paper believed by the Purchaser to be genuine and correct and to have been signed by the Sellers' Representative, and the Purchaser shall not be liable to any Seller for any action taken or omitted to be taken by the Purchaser in such reliance. The Sellers' Representative shall have the sole and exclusive right on behalf of the Sellers to take any action or provide any waiver pursuant to Section 4.1, 8.2 or
8.3 or Article VI or VII.

                  (ii) The Sellers' Representative may resign at any time by giving written notice thereof to the Purchaser and the Sellers and may be removed at any time with or without cause by the Sellers who held a majority of the outstanding capital Shares at the time of the Closing. Upon any such resignation or removal, the Sellers shall have the right to appoint, with the consent of the Purchaser, a successor Sellers' Representative. If no successor Sellers' Representative shall have been so appointed by the Sellers, and shall have accepted such appointment, within 30 days after the retiring Sellers' Representative's giving of notice of resignation or the Sellers' removal of the retiring Sellers' Representative, then the retiring Sellers' Representative may, on behalf of the Sellers, appoint a successor Sellers' Representative, which shall be acceptable to the Purchaser (which shall not unreasonably withhold its approval). Upon the acceptance of any appointment as Sellers' Representative thereunder by a successor Sellers' Representative, such successor Sellers' Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Sellers' Representative, and the retiring Sellers' Representative shall be discharged from its duties and obligations under this Agreement. After any retiring Sellers' Representative's resignation or removal hereunder as Sellers' Representative, the provisions of this Section 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Sellers' Representative.

                  (iii) The grant of authority provided for in this Section 8.2:
(a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto; and (b) shall survive the delivery of an assignment by a Seller of the whole or any fraction of its interest in any payment due to it under this Agreement.

            8.3 Expenses. Unless otherwise specifically provided herein, the parties shall bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Purchaser agrees that the Company may pay Keller Bruner & Company, P.C. accounting expenses up to $20,000 and Holland & Knight LLP legal expenses up to $150,000, it being agreed by the parties hereto that any accounting, legal and/or other expenses of the Company, any of the Subsidiaries and/or any of the Sellers in excess of such specified amounts shall be paid solely by the Sellers from their respective proceeds of the transaction contemplated hereunder.

            8.4 Waivers and Amendments; Non-Contractual Remedies; PRESERVATION OF REMEDIES. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser and the Sellers or the Sellers' Representative or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any document delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any document delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

            8.5 Public Disclosure. Each of the parties to this Agreement hereby agrees with the other party that, except as may be required to comply with the requirements of applicable law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement or the transactions contemplated hereunder unless specifically approved in advance by both parties, such approval not to be unreasonably withheld, conditioned or delayed. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

            8.6 Mediation. Each party agrees that, at least thirty (30) days prior to bringing any legal action to enforce any rights, or seek damages hereunder, such party will notify the other parties that it is requesting non-binding mediation (setting forth in reasonable detail the nature of the dispute to be mediated) and the parties shall within ten (10) days of such notice commence good faith mediation with respect thereto for a period of not less than twenty (20) days. This Section 8.6 shall not apply to disputes under any Non-Compete and Non-Disclosure Agreement or the giving of notice or delivery of any certificate under the Escrow Agreement. The mediation shall take place under the auspices of the American Arbitration Association in Fairfax County, Commonwealth of Virginia.

            8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTER PRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND EACH SELLER AND THE PURCHASER IRREVOCABLY AGREE THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY, STATE OF NEW YORK OR ANY STATE COURT LOCATED IN FAIRFAX COUNTY, COMMONWEALTH OF VIRGINIA OR ANY FEDERAL COURT LOCATED IN THE EASTERN DISTRICT OF VIRGINIA AND EACH PARTY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURT, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND HEREBY WAIVES ANY OFFSETS OR COUNTERCLAIMS IN ANY SUCH ACTION, SUIT OR PROCEEDING. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER

NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY JURISDICTION OTHER THAN NEW YORK OR VIRGINIA.

            8.8 Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

                  (a) if to the Sellers, to the Sellers' Representative addressed to:

                        Joseph J. Cane
                        3 Seahawk Lane
                        Ocean View, DE 19970

                        with a copy to:

                        Holland & Knight, LLP
                        2100 Pennsylvania Avenue, Suite 400
                        Washington, D.C. 20037-3203
                        Attn: William J. Mutryn, Esq.

                  (b) if to the Purchaser, addressed to:

                        Anteon Corporation
                        3211 Jermantown Road
                        Fairfax, VA  22030-2801
                        Attn: Curtis L. Schehr, Esq.
                        Vice President and General Counsel

                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Attn: Carl L. Reisner, Esq.

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

            8.9 SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            8.11 ASSIGNMENTS. This Agreement may not be assigned, by operation of law or otherwise, except that the Purchaser may assign its rights under this Agreement to its financing sources upon delivery of notice of the identity of such assignee to the Sellers' Representative. This Agreement shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

            8.12 ENTIRE AGREEMENT, ENFORCEABILITY AND MISCELLANEOUS. This Agreement including the Exhibits and Schedules attached hereto (a) constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) shall be binding upon, and is solely for the benefit of, each of the parties herein and nothing in this Agreement is intended to confer upon any other persons any rights or remedies of any nature whatsoever hereunder or by reason of this Agreement; and (c) in case any provision in this Agreement shall be or shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties hereto have made no representations or warranties with respect to the transactions contemplated herein, express or implied, written or oral, except for the representations and warranties made in Article II of this Agreement.

            8.13 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit or Schedule will mean a Section in, or Exhibits or Schedule to, this Agreement unless otherwise explicitly set forth.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                        ANTEON CORPORATION


                        By:  /s/ JOSEPH M. KAMPF
                             --------------------------------------------
                             Name:  Joseph M. Kampf
                             Title: President and Chief Executive Officer


                        VECTOR DATA SYSTEMS, INC.


                        By:  /s/ BARRIE A. GILLIS
                             --------------------------------------------
                             Name: Barrie A. Gillis
                             Title:President

                        SELLERS


                        /s/ SCOTT HILTERBRICK, ATTORNEY IN FACT
                        --------------------------------------------
                        Name:  James Bardine
                        By:    Scott Hilterbrick
                                 attorney in fact


                        /s/ MILIFERD E. BARNETT
                        --------------------------------------------
                        Name:  Milferd E. Barnett


                    /s/ STANLEY E. GRAVES, ATTORNEY IN FACT
                        Name:  Maurice Bedford
                        By:    Stanley E. Graves
                                 attorney in fact


                        /s/ SCOTT HILTERBRICK, ATTORNEY IN FACT
                        --------------------------------------------
                        Name:  James Brown
                        By:    Scott Hilterbrick
                                 attorney in fact


                        /s/ STANLEY E. GRAVES, ATTORNEY IN FACT
                        --------------------------------------------
                        Name:  Robert L. Buran
                        By:    Stanley E. Graves
                                 attorney in fact


                        /s/ JOSEPH J. CANE
                        --------------------------------------------
                        Name: Joseph J. Cane, individually and
                              as Sellers' Representative


                        /s/ RONALD CRABB
                        --------------------------------------------
                        Name: Ronald Crabb


                        /s/ STANLEY E. GRAVES, ATTORNEY IN FACT
                        --------------------------------------------
                        Name: Lisa M. Gallina
                        By:   Stanley E. Graves
                                attorney in fact

                        /s/ BARRIE A. GILLIS
                        --------------------------------------------
                        Name: Barrie A. Gillis


                        /s/ STANLEY E. GRAVES
                        --------------------------------------------
                        Name: Stanley E. Graves, in his
                              individual capacity

                        STANLEY E. GRAVES CHARITABLE
                           REMAINDER UNITRUST


                        By: /s/ STANLEY E. GRAVES
                           --------------------------------------------
                           Stanley E. Graves, as Co-Trustee


                       By: /s/ BARRIE A. GILLIS, ATTORNEY IN FACT
                           --------------------------------------------
                           Pamela C. Graves, Co-Trustee
                       By: Barrie A. Gillis
                             attorney in fact

                        /s/ LEONARD H. PERROOTS, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: Robert Hansinger
                        By:   Leonard H. Perroots
                                attorney in fact


                        /s/ SCOTT HILTERBRICK
                        -----------------------------------------------
                        Name: Scott Hilterbrick


                        /s/ STANLEY E. GRAVES, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: Joseph Hollick
                        By:   Stanley E. Graves
                                attorney in fact


                        /s/ LEONARD H. PERROOTS, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: Donald Mayes
                        By:   Leonard H. Perroots
                                attorney in fact


                        /s/ LEONARD H. PERROOTS, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: Tofie Owen
                        By:   Leonard H. Perroots
                                attorney in fact


                        /s/ LEONARD H. PERROOTS
                        -----------------------------------------------
                        Name: Leonard H. Perroots

                        /s/ BARRIE A. GILLIS, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: J. Christopher Phelps
                        By:   Barrie A. Gillis
                                attorney in fact


                        /s/ THOMAS G. RICHARDS
                        -----------------------------------------------
                        Name: Thomas G. Richards


                        /s/ RICHARD H. ROBEY
                        -----------------------------------------------
                        Name: Richard H. Robey


                        /s/ BARRIE A. GILLIS, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: Theodore K. Rulf
                        By:   Barrie A. Gillis
                                attorney in fact


                        ESTATE OF MARY THROWE


                        By: /s/ BARRIE A. GILLIS, ATTORNEY IN FACT
                            -------------------------------------------
                            Name: Barrie A. Gillis
                                  Personal Representative


                        /s/ LEONARD H. PERROOTS, ATTORNEY IN FACT
                        -----------------------------------------------
                        Name: John Woodbury
                        By:   Leonard H. Perroots
                                attorney in fact